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                            FFD FINANCIAL CORPORATION
                            321 North Wooster Avenue
                                Dover, Ohio 44622
                                 (330) 364-7777

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

      A Special Meeting of Shareholders (the "Special Meeting") of FFD Financial Corporation, an Ohio corporation ("FFD"), will be held on [____________], 2005, at _________ __.m., local time, at the Toland-Herzig Monarch Center, 831 Boulevard, Dover, Ohio 44622 for the following purposes, which are more completely set forth in the accompanying Proxy Statement:

      1. To consider and vote upon a proposal to amend FFD's Articles of Incorporation to effect a 1-for-350 reverse stock split, followed immediately by an amendment to FFD's Articles of Incorporation to effect a 350-for-1 forward stock split of FFD's common shares (collectively, the "Stock Splits"). As a result of the Stock Splits,
            (a) each shareholder owning fewer than 350 common shares of FFD immediately before the Stock Splits will receive $19.00 in cash, without interest, for each FFD common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of FFD; and (b) each FFD common share held by a shareholder owning 350 or more common shares of FFD immediately prior to the effective time of the Stock Splits will continue to represent one common share of FFD after completion of the Stock Splits. The proposed amendments to FFD's Articles of Incorporation are attached as Exhibits B and C to the accompanying Proxy Statement; and

      2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

      Only FFD shareholders of record as of the close of business on [________________], 2005, will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

      To assure that a quorum is present at the Special Meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the Special Meeting. A postage-prepaid envelope is enclosed for your convenience.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      FFD's Board of Directors carefully considered the terms of the proposed Stock Splits, has determined that the Stock Splits are fair to, and in the best interests of, FFD and its shareholders, and unanimously recommends that you vote "FOR" the approval of the Stock Splits.

                                          By Order of the Board of Directors,

                                          Trent B. Troyer
                                          President and Chief Executive Officer
Dover, Ohio
[_____________________], 2005

                            FFD FINANCIAL CORPORATION
                            321 North Wooster Avenue
                                Dover, Ohio 44622
                                 (330) 364-7777

                                 PROXY STATEMENT

                               GENERAL INFORMATION

      This Proxy Statement provides information about a proposal to amend the Articles of Incorporation, as amended (the "Articles"), of FFD Financial Corporation ("FFD", "we" or "us") to effect a 1-for-350 reverse stock split, followed immediately by a 350-for-1 forward stock split (together these are referred to as the "Stock Splits") of FFD's common shares, no par value per share ("FFD shares" or "shares"). If the Stock Splits are completed:

      o Each share held by a shareholder owning fewer than 350 FFD shares immediately before the Stock Splits will be cancelled and extinguished in exchange for $19.00 in cash, without interest; and

      o Each share held by a shareholder owning 350 or more FFD shares will continue to represent one FFD share after the Stock Splits.

      The proposed amendments to FFD's Articles to accomplish the Stock Splits are attached as Exhibits B and C to this Proxy Statement. The Board of Directors has scheduled a Special Meeting of Shareholders of FFD (the "Special Meeting") to vote upon the Stock Splits. The date, time and place of the Special Meeting are as follows:

                         [________, 2005, ___:___, a.m.]
                          Toland-Herzig Monarch Center
                        831 Boulevard, Dover, Ohio 44622


      We cannot complete the Stock Splits unless the holders of at least [594,989] shares, which is a majority of the outstanding FFD shares, approve the Stock Splits. The executive officers and directors of FFD who have indicated they will vote in favor of the Stock Splits together own 159,318, or approximately [13.38%] of the FFD shares outstanding on _____________, 2005 (the "Record Date"). If our directors and officers exercised presently exercisable options they hold prior to the Record Date, they would own approximately 198,402, or [16.13]%, of the FFD shares entitled to vote at the Special Meeting.


      We urge you to read this Proxy Statement carefully and in its entirety, including the attached Exhibits. This Proxy Statement is first being mailed to FFD's shareholders on or about ___________, 2005.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FFD.

                               SUMMARY TERM SHEET

      The following is a summary of the material terms of the Stock Splits. Although this summary describes what we believe are the most material terms and conditions of the Stock Splits, this Proxy Statement contains a more detailed description of the terms and conditions. We urge you to carefully review, in their entirety, this Proxy Statement, the attached Exhibits and the documents incorporated by reference before voting.

Information About the Stock Splits

      The Stock Splits will consist of the following steps:

      o A 1-for-350 reverse stock split of FFD shares will occur on the date that the Ohio Secretary of State accepts for filing certificates of amendment to our Articles (the "Effective Date"). As a result:

            o Each holder of less than 350 FFD shares immediately before the reverse stock split will receive cash in the amount of $19.00, without interest, for each share held immediately before the reverse stock split and will no longer be a shareholder of FFD; and

            o Each holder of 350 or more FFD shares immediately prior to the reverse stock split will receive a fractional share for each common share held immediately before the reverse stock split. Fractional shares held by holders of more than 350 shares on the Effective Date will not be purchased by FFD and holders of 350 or more shares will not be entitled to receive any cash payment from FFD.

      o After the reverse stock split is complete and holders of less than 350 shares have been cashed out, FFD will effect a 350-for-1 forward stock split of the FFD shares. Each holder of 350 or more FFD shares immediately before the reverse stock split will participate in the forward stock split, which will result in the holder owning the same number of shares after the forward stock split as before the reverse stock split.

      o If you are a record holder who holds less than 350 FFD shares but do not want to be cashed out in the Stock Splits, you may remain a FFD shareholder by purchasing a sufficient number of FFD shares, to the extent available, in the open market far enough in advance of the Stock Splits so that you hold at least 350 FFD shares on the Effective Date. Conversely, if you are a record holder and want to be cashed out in the Stock Splits, you may do so by selling a sufficient number of FFD shares in the open market far enough in advance of the Stock Splits so that you hold less than 350 shares on the Effective Date.

      o If you hold FFD shares in "street name" through a nominee (such as a broker or a bank) the effect of the Stock Splits on your FFD shares may be different than for record holders. FFD intends for the Stock Splits to treat "street name" shareholders the same as those holding shares in a record account, and nominees will be asked to effect the Stock Splits for their beneficial owners. However, your nominee may choose not to effect the Stock Splits on your FFD shares, and your nominee may have different procedures that you must follow. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.

            o If your nominee will not effect the Stock Splits on your street name FFD shares and if you hold less than 350 shares and wish to ensure that you are cashed out in the Stock Splits, you may transfer your FFD shares out of street name and into a record account with FFD far enough in advance that the transfer is complete by the Effective Date.

            o If your nominee will effect the Stock Splits, you hold less than 350 shares of FFD and you wish to continue as a FFD shareholder after the Stock Splits, you may acquire additional FFD shares in your street name account, if available, in the open market far enough in advance that the transfer is complete by the Effective Date.

      Please see the sections of this Proxy Statement entitled "Special Factors
- Effects of the Stock Splits" and "Stock Splits Proposal - Summary and Structure" for more information on the structure of the Stock Splits.

Purpose of and Reasons for the Stock Splits

      o The Stock Splits are intended to reduce the number of record holders of FFD shares below 300 and enable us to terminate the registration of, or deregister, our shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Deregistration would suspend our duty to file periodic reports and proxy statements with the Securities and Exchange Commission (the "SEC") and, as a result, FFD would no longer be a public reporting company. We will, however, continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and federal banking laws applicable to FFD and First Federal.

      o We estimate annual cost savings of approximately $173,000 per fiscal year as a result of the deregistration of our shares and the related suspension of periodic reporting requirements, including provisions of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), decreased transfer agent expenses from no longer being required to service holders with small positions in FFD shares and the elimination of costs associated with being listed on The NASDAQ SmallCap MarketSM ("NASDAQ");

      o We expect to realize non-recurring savings in the 2006 fiscal year of at least $125,000 in fees and expenses to implement procedures to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act;

      o The Stock Splits constitute the most expeditious, efficient, cost effective and fair method to convert FFD from a public reporting company to a non-public, non-reporting company compared to other alternatives considered by the Board.

      Please see the sections of this Proxy Statement entitled "Special Factors
- Purpose of and Reasons for the Stock Splits" and "Special Factors - Effects of the Stock Splits" for more information on the principal reasons for the Stock Splits.

Fairness of the Stock Splits


      o The Board believes that the Stock Splits are in FFD's best interests and are both substantively and procedurally fair unaffiliated holders whose shares will be cashed out in the Stock Splits ("Cashed Out Holders") and unaffiliated holders who will remain FFD shareholders after the

            Stock Splits ("Continuing Holders"). The factors the Board considered in determining the fairness of the Stock Splits are described in greater detail in this Proxy Statement.

      o The Board has set $19.00 per share (the "Cash Out Price") as the cash consideration to be paid by FFD to holders of less than 350 FFD shares instead of issuing such holders fractional shares (i.e., less than one whole share) in connection with the reverse stock split. The Board made this determination in good faith and received a fairness opinion (the "Fairness Opinion") prepared by Keller & Company, Inc. ("Keller & Company"), an independent financial advisor. The full text of the Fairness Opinion, dated May 10, 2005, is attached to this Proxy Statement as Exhibit A. The Fairness Opinion is also available for inspection and copying at FFD's principal executive offices located at 321 North Wooster Avenue, Dover, Ohio 44622.

      o The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, as of May 10, 2005, the Cash Out Price is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders. We urge you to read the Fairness Opinion in its entirety.

      o Keller & Company provided the Fairness Opinion for the Board in connection with its consideration of the Stock Splits. The Fairness Opinion is not a recommendation as to how you should vote with respect to the Stock Splits.

      Please see the sections of this Proxy Statement entitled "Special Factors
- Fairness of the Stock Splits," "Opinion of Keller & Company," "Stock Splits Proposal - Background of the Stock Splits" and "Stock Splits Proposal - Recommendation of the Board" for more information regarding the fairness of the Stock Splits.

Advantages of the Stock Splits

      o By completing the Stock Splits, deregistering our shares and suspending our periodic reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately [$173,000]. In addition, we expect to realize non-recurring savings of at least [$125,000] in consulting fees and expenses to implement procedures to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. Deregistration will also eliminate the significant amount of time and effort previously required of our management to prepare and review the reports required to be filed under the Exchange Act.

      o The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their FFD shares at a premium without paying brokerage commissions or other transaction fees.

      o The Stock Splits will not impact affiliated holders of FFD shares differently than unaffiliated holders on the basis of affiliate status. The sole determining factor as to whether a shareholder will remain a shareholder of FFD after the Stock Splits is the number of shares held immediately prior to the Stock Splits.


      o The Stock Splits will have minimum effect on the relative voting power of Continuing Holders. An estimated 78,000 shares, which is only 6.6% of the 1,189,977 outstanding FFD shares, will be eliminated as a result of the Stock Splits. As a result, each Continuing Holder's ownership percentage will increase by approximately 7%. Including currently exercisable options, the executive officers and directors of FFD and First Federal currently beneficially own approximately [16.13]% of the outstanding FFD shares, and will beneficially own approximately [17.23]% of the outstanding FFD shares following the Stock Splits.


      o The Stock Splits will reduce expenses related to administering small shareholder accounts. The expense of administering accounts of small shareholders is disproportionate to their ownership interest in FFD. As of the Record Date, we estimate that we had approximately 399 record shareholders that held fewer than 350 FFD shares. These shareholders hold approximately 78,000, or 6.6%, of our outstanding shares but represent approximately 65% of our total number of record holders. As a result, a disproportionate amount of our expenses relating to the administration of shareholder accounts is attributable to shareholders holding less than 7% of our issued and outstanding shares.

      o The Stock Splits will provide an effective use of our excess capital. Over the past five years, we have repurchased shares in the open market in order to utilize our excess capital. The limited trading volume in FFD shares, however, has reduced the effectiveness of repurchases as a capital management tool. The Stock Splits will enable us to use a portion of our excess capital to reduce the number of outstanding shares, increasing the value of FFD shares through the anticipated improvement in return on equity and earnings per share and the potential for increased dividends as a result of fewer outstanding shares.

      Please see the section of the Proxy Statement entitled "Special Factors - Fairness of the Stock Splits" for a more detailed discussion of the foregoing.

Disadvantages of the Stock Splits

      o Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record holders of FFD shares. Information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration. Investors seeking information about us will have to contact us directly to receive such information and we may elect not to provide investors with requested information that we are not required by law to provide.

      o After the completion of the Stock Splits, our shares will no longer be listed on NASDAQ and the liquidity of our shares may be reduced. In addition to reduced liquidity, the lack of publicly available financial and other information about FFD may cause a decrease in the price at which FFD shares trade.

      o Following the Stock Splits, Cashed Out Holders will have no further financial interest in FFD and will not participate in the potential appreciation in the value of, or the payment of dividends on, FFD shares.

      o After deregistration of our shares, FFD will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that our chief executive officer and chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings.

      Please see the section of the Proxy Statement entitled "Special Factors - Disadvantages of the Stock Splits" for a more detailed discussion of the foregoing.

Voting Information


      o The Stock Splits require the approval of a majority of the outstanding FFD shares entitled to vote at the Special Meeting. As of the close of business on the Record Date, there were [1,189,977] FFD shares outstanding and entitled to vote at the Special Meeting, of which [594,989] are required to approve the Stock Splits. The executive officers and directors of FFD who have indicated they will vote in favor of the Stock Splits together own 159,318, or approximately [13.39]%, of the FFD shares outstanding and entitled to vote at the meeting. If our directors and executive officers exercised their presently exercisable options prior to the Record Date, they would own approximately 198,402, or [16.13%], of the shares entitled to vote at the meeting.


      Please see the section of the Proxy Statement entitled "Meeting and Voting Information" for more information.

Material Federal Income Tax Consequences

      o FFD will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Splits.

      o Continuing Holders will not recognize any gain or loss for federal income tax purposes as a result of the Stock Splits. Cashed Out Holders will generally recognize a capital gain or loss for federal income tax purposes equal to the difference between the $19.00 Cash Out Price and the shareholder's per share tax basis in the FFD shares that are exchanged for cash. You should consult your tax advisor to determine the effects of the Stock Splits on your FFD shares.

      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Material Federal Income Tax Consequences" for more information on the tax consequences of the Stock Splits.

Unavailability of Appraisal or Dissenters' Rights

      o A shareholder of FFD does not have the right under Ohio law or FFD's Articles or Code of Regulations (the "Regulations") to demand the appraised value of the shareholder's FFD shares or any other dissenters' rights whether or not the shareholder votes in favor of the Stock Splits.

      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Unavailability of Appraisal or Dissenters' Rights" for more information. Termination of Stock Splits

      o The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote thereon if it believes it is FFD's best interests to do so. Although the Board presently believes that the Stock Splits are in FFD's best interests and has recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that factual circumstances could possibly change prior to the Effective Date such that it might not be appropriate or desirable to effect the Stock Splits.

      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Termination of Stock Splits" for more information.

Escheat Laws

      o All cash amounts payable to Cashed Out Holders that remain unclaimed will be subject to applicable state laws regarding abandoned property.

      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Escheat Laws" for more information.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS


      When used in this Proxy Statement the words or phrases "will likely result," "are expected to," "will continue," "anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements." Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. FFD cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. FFD advises readers that FFD's actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC. To the extent that there is any material change in the information contained in this Proxy Statement, FFD will promptly disclose the change as required by applicable SEC rules and regulations. Please see the section of this Proxy Statement entitled "Available Information."

                                TABLE OF CONTENTS
                                -----------------


SUMMARY TERM SHEET............................................................2
   Information About the Stock Splits.........................................2
   Purpose of and Reasons for the Stock Splits................................3
   Fairness of the Stock Splits...............................................3
   Voting Information.........................................................6
   Material Federal Income Tax Consequences...................................6
   Unavailability of Appraisal or Dissenters' Rights..........................6
   Termination of Stock Splits................................................6
   Escheat Laws...............................................................7
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS........................7
SPECIAL FACTORS..............................................................10
   Purpose of and Reasons for the Stock Splits...............................10
   Effects of the Stock Splits...............................................12
   Alternatives to the Stock Splits..........................................16
   Fairness of the Stock Splits..............................................17
   Disadvantages of the Stock Splits.........................................21
   Conclusion................................................................22
STOCK SPLITS PROPOSAL........................................................23
   Background of the Stock Splits............................................23
   Summary and Structure.....................................................27
   Recommendation of the Board...............................................28
   Material Federal Income Tax Consequences..................................29
   Unavailability of Appraisal or Dissenters' Rights.........................30
   Share Certificates........................................................30
   Termination of Stock Splits...............................................31
   Escheat Laws..............................................................31
   Regulatory Approvals......................................................32
OPINION OF KELLER & COMPANY..................................................32
   Public Comparables Analysis...............................................34
   Conclusion................................................................36
   Engagement of Keller & Company............................................36
MEETING AND VOTING INFORMATION...............................................36
   Time and Place............................................................36
   Revoking Your Proxy.......................................................36
   Record Date...............................................................36
   Quorum and Required Vote..................................................36
   Solicitation and Costs....................................................37
INFORMATION ABOUT FFD........................................................38
   Business of FFD and First Federal.........................................38
   Management of FFD.........................................................38
   Interest of Certain Persons in Matters to be Acted Upon...................40
   Certain Transactions......................................................42
   Market Price and Dividend Information.....................................42
   FFD Share Repurchase Information..........................................43
FINANCIAL INFORMATION........................................................44

   Summary Historical Financial Information..................................44
   Pro Forma Financial Information...........................................46
AVAILABLE INFORMATION........................................................51
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................51
PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS..................................52


EXHIBIT A - FAIRNESS OPINION
EXHIBIT B - FORM OF REVERSE STOCK SPLIT AMENDMENT
EXHIBIT C - FORM OF FORWARD STOCK SPLIT AMENDMENT

                                 SPECIAL FACTORS

Purpose of and Reasons for the Stock Splits

      The purpose of the reverse stock split is to terminate FFD's status as a public reporting company with the SEC. As a result of the reverse stock split and the repurchase of the resulting fractional shares from holders of fewer than 350 shares, we expect to have approximately 217 record holders of FFD shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the Stock Splits are completed, we intend to file with the SEC to deregister the FFD shares. Upon deregistration, FFD shares would no longer be quoted on NASDAQ. If a market maker will sponsor our shares, our shares may be quoted in the Pink Sheets(R) or on the OTC Bulletin Board(R) (the "OTCBB"), which are centralized quotation services that collect and publish market maker quotes for securities.

      The forward stock split is not necessary for us to reduce the number of holders of FFD shares and deregister our shares with the SEC. The Board, however, feels it is in the best interest of FFD and our shareholders to effect the 350-for-1 forward split immediately after the reverse stock split. Without the forward split, FFD shares would have an unusually high per share value, which would tend to further decrease the liquidity of our shares.

      Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company. As described below, these costs include, among other things, management's time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. Since our initial public offering in 1996, we have incurred increasing costs as a result of being a public company. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, our public company expenses have increased significantly and continue to do so.

      When the Sarbanes-Oxley Act was adopted, we realized that we would incur additional expenses as a result. We did not choose to deregister in 2002, however, because much of the Act had yet to be implemented and the extent of the increased costs was then unknown. Our legal and accounting costs have increased 28% from an average of $100,000 in 2001 and 2002, the last two fiscal years prior to the passage of the Sarbanes-Oxley Act, to an average of $136,000 in 2003 and 2004, due primarily to the implementation of the Sarbanes-Oxley Act and related SEC and NASDAQ rules. We expect these costs to increase further in the future. Of particular concern is the pending internal controls audit requirement imposed by Section 404 of the Sarbanes-Oxley Act, which is effective for FFD in the 2007 fiscal year that begins July 1, 2006. We must begin preparing to comply with Section 404 in the coming fiscal year and our expenses related to Section 404 compliance will begin at that time. We expect that our preparations to comply with Section 404 will result in additional one-time expense of at least $125,000, and significant increases in our annual audit and other expenses going forward. For smaller publicly traded companies, such as FFD, these costs represent a larger portion of our revenues than for larger public companies.

      Not all of our reporting costs will be eliminated by deregistration, however. We will continue to comply with all federal reporting requirements applicable to FFD as a savings and loan holding company and to First Federal as a federal savings bank. Also, we currently intend to continue to provide our shareholders with annual audited financial statements and proxy statements, although we are not required to do so. If provided, these documents may not be as detailed or extensive as those required of a public reporting company.

      The Board believes that by deregistering our shares and suspending FFD's periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $173,000 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations and compliance with requirements imposed on us by NASDAQ. These estimated cost savings are described in greater detail below.

                         Estimated Annual Cost Savings:
                         ------------------------------

               Historical costs:
                    Legal fees                           $ 23,000
                    Printing, mailing and filing costs   $ 15,000
                    Audit fees                           $ 30,750
                    NASDAQ listing fees                  $ 16,250
                    Transfer agent fees                  $  8,000
                                                         --------

                    Total historical costs               $ 93,000
                                                         --------

               Additional expected annual costs:
                    Section 404 audit fees               $ 40,000
                    New personnel costs                  $ 40,000
                                                         --------

                    Total additional costs               $ 80,000
                                                         --------

               Total estimated annual cost savings       $173,000
                                                         ========

      These estimated annual cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance and compliance with NASDAQ requirements; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its Edgar database; (iv) the lower printing and mailing costs attributable to the reduction in the number of shareholders and the reduced disclosure requirements; (v) elimination of the need to hire additional personnel for
Section 404 compliance purposes; (vi) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors' and officers' liability insurance; (vii) the audit savings due to FFD not being subject to the public company provisions of the Sarbanes-Oxley Act; (viii) the elimination of annual NASDAQ listing fees; (ix) the savings in fees charged by Registrar and Transfer Company, FFD's transfer agent (the "Transfer Agent"), that are expected because of the reduction in the number of shareholder accounts to be handled by the Transfer Agent; and (x) a reduction in direct miscellaneous clerical and other expenses.

      In addition to the estimated annual cost savings, completion of the Stock Splits and deregistration of our shares would also result in a significant one-time cost savings of at least $125,000 because we would not incur consulting fees and other expenses relating to the new internal controls audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Implementing Section 404 of the Sarbanes-Oxley Act would require additional significant expenditures, including fees to third parties for compliance planning, assessment, documentation and testing. It would also require a significant investment of time by the management and employees of FFD and First Federal.

      The annual and non-recurring cost savings set forth above are only estimates. The actual savings we realize from going private may be higher or lower than these estimates. The estimates are based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) allocation to each category of management's estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim services. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

      Operational Flexibility. Another reason for the Stock Splits is the operational flexibility that deregistration would provide. The Board believes that ceasing to be a public reporting company would enable management to focus more on FFD's long-term growth without the burden of SEC reporting requirements and other aspects of being a public company.

      Conclusion. In light of the foregoing, the Board believes the benefits FFD receives from maintaining its status as a public reporting company and maintaining its small shareholder accounts are substantially outweighed by the associated costs and expenses. The Board believes that it is in FFD's best interests to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company and its small shareholder accounts.

Effects of the Stock Splits

      The primary effect of the Stock Splits will be to reduce the number of record holders of FFD shares from approximately 616 to approximately 217. Because we will have less than 300 record holders of FFD shares, we will be able, and intend, to deregister our shares with the SEC under the Exchange Act and our duty to file periodic reports with the SEC will be suspended for as long as we have less than 300 record holders of our shares. After deregistration, FFD shares will no longer be quoted on the NASDAQ. The suspension of our reporting obligations under the Exchange Act and the elimination of our NASDAQ listing will further reduce the existing limited trading market for FFD shares. After deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that FFD's officers certify the accuracy of FFD's financial statements.

      Discussed below are some additional effects of the Stock Splits on certain persons or groups.

      Effects on Cashed Out Holders. Upon completion of the Stock Splits, Cashed Out Holders (i.e., holders of less than 350 FFD shares immediately before the completion of the Stock Splits):

      o Will have their FFD shares cancelled in a taxable transaction in exchange for the Cash Out Price instead of selling their shares at a time and for a price of their choosing;

      o Will receive the Cash Out Price without paying brokerage commissions or other transaction fees;

      o Will no longer be a shareholder of FFD and will not be able to participate in FFD's future earnings or growth; and

      o Will receive no interest on cash payments owed to them by FFD as a result of the Stock Splits.

      For a discussion of the federal income tax consequences of the Stock Splits, please see the section of this Proxy Statement entitled "Stock Splits Proposal - Material Federal Income Tax Consequences."

      If you hold FFD shares in "street name" through a nominee, the Stock Splits may not effect you the same as they do record holders. FFD intends for the Stock Splits to affect shareholders holding FFD shares through a nominee the same as those holding shares in a record account, and nominees will be asked to effect the Stock Splits for their beneficial owners. However, your nominee may choose not effect the Stock Splits on your shares, and your nominee may have different procedures that you must follow. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.

      If you hold less than 350 FFD shares, but you would rather continue to be a FFD shareholder after the Stock Splits and not be completely cashed out, you may do so by taking one of the following actions far enough in advance so that it is complete by the Effective Date:

      o Purchase a sufficient number of additional shares, if available, on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, so that you hold at least 350 FFD shares in your record account immediately before the Effective Date;

      o If your nominee will effect the Stock Splits on your FFD shares, you may acquire additional shares in your street name account, if available, in the open market. Due to the limited market in FFD shares, there is no assurance that you will be able to purchase enough shares to remain a shareholder of FFD. If your nominee chooses not to effect the Stock Splits, you may not be required to take any action to remain a shareholder of FFD if you continue to hold your FFD shares through your nominee on the Effective Date. You should contact your nominee to determine how the Stock Splits will affect you.

      o If applicable, consolidate accounts in which you hold an interest so that you hold at least 350 FFD shares in one record account immediately before the Stock Splits.

      Effects on Continuing Holders. If the Stock Splits are completed, Continuing Holders (i.e., holders of 350 or more FFD shares immediately before the Stock Splits):

      o     Will hold the same number of shares before and after the Stock
            Splits;

      o     Will not receive cash for any portion of their FFD shares;

      o Will likely experience a further reduction in liquidity of FFD shares;


      o Will experience an approximate 7% increase in their respective ownership percentages of FFD shares; and


      o     Will have less access to information about FFD.

      After deregistration of our shares under the Exchange Act, FFD shares will no longer be eligible for trading or quotation on any securities market or quotation system, except the Pink Sheets(R) and the OTCBB. In order for FFD shares to be quoted in the Pink Sheets(R) or on the OTCBB, one or more broker-dealers would need to act as market maker and sponsor our shares. Although we anticipate that a broker dealer will sponsor our shares in the Pink Sheets(R) or on the OTCBB, there can be no assurance that any broker-dealer will be willing to act as a market maker in our shares after the Stock Splits.

      We intend to apply to the SEC to deregister our shares as soon as practicable after completion of the Stock Splits. Upon deregistration of our shares, we will no longer be required to file periodic reports with the SEC and we will not be required to comply with the requirements of the SEC's proxy rules. Although there is no requirement that we do so, we currently intend to continue to provide annual audited financial statements and proxy statements to our shareholders. If provided, these documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders and our financial statements may not be accompanied by management's discussion and analysis. In addition, under Ohio law our shareholders will have access to certain of our corporate records upon request. It will, however, be more difficult for our shareholders to obtain information about us.


      If you hold 350 or more FFD shares and you would prefer to be completely cashed out in the Stock Splits, you may do so by selling enough FFD shares in the open market so that you hold less than 350 FFD shares as of the Effective Date. Due to the limited market for FFD shares, there is no assurance that you will be able to sell enough shares to reduce your holdings to less than 350 FFD shares. If you hold FFD shares in "street name," you should contact your nominee (such as your broker or bank) to determine how the Stock Splits will affect you. If you hold fewer than 350 FFD shares and your nominee does not intend to effect the Stock Splits, you can ensure you are cashed out by transferring your FFD shares into a record account with FFD far enough in advance that the transfer is complete by the Effective Date.

      Effects on and Surrender of FFD Share Certificates. In connection with the Stock Splits, our shares will be assigned a new identification number by the Committee on Uniform Security Identification Procedures, or "CUSIP." This new CUSIP number will appear on all share certificates issued after the Effective Date. All shares certificates evidencing ownership of FFD shares outstanding prior to the Stock Splits will, after the Effective Date, be deemed to represent
(a) for Cashed Out Holders, the right to receive $19.00 for each FFD share being repurchased in lieu of issuing fractional shares, and (b) for Continuing Holders, the right to receive a new share certificate with the new CUSIP number, whether or not the certificate is surrendered for exchange.

      You will receive a letter of transmittal from us as soon as practicable after the Stock Splits are completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Transfer Agent for your cash payment or new certificate, as applicable. You will not receive your cash payment or new certificate until you surrender your outstanding share certificate(s) to the Transfer Agent, along with a completed and executed copy of the letter of transmittal. Do not send your share certificate(s) in with your proxy. Please wait until you receive your letter of transmittal to surrender your share certificate(s) to the Transfer Agent.


      Effects on FFD. We intend to file a Form 15 with the SEC to apply to deregister our shares as soon as practicable after completion of the Stock Splits. Upon filing the Form 15, our obligation to file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K will be immediately suspended. Deregistration of the FFD shares will be effective 90 days after the filing of the Form 15. Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record holders and we will no longer be a public reporting company. In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to regulation by the Office of Thrift Supervision of the Department of the Treasury (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"), as applicable to savings and loan holding companies and federal savings banks.

      As a result of the deregistration of our shares, we estimate that we will save approximately $173,000 in annual costs associated with being a public company, as well as reallocation to other aspects of our operations of personnel expense for time currently spent by management and employees associated with our SEC reporting activities. Additionally, we anticipate a one time cost savings of at least $125,000 in expenses to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. These anticipated savings are discussed under the heading "Purpose of and Reasons for the Stock Splits - Reduced Costs and Expenses" above.

      Although we will no longer be a public reporting company, we expect our business and operations, and the business and operations of First Federal, to continue as they are presently conducted. The executive officers and directors of FFD and First Federal will not change due to the Stock Splits. First Federal's deposits will continue to be insured by the FDIC and we will continue to be regulated by the same bank regulatory agencies. We expect to realize time and cost savings as a result of terminating our public company status, and we intend to invest those savings in other areas of our business operations. Other than as described in this Proxy Statement, neither FFD, First Federal nor their management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of FFD or First Federal's assets; change the composition of the Board or management of FFD or First Federal; change materially FFD's indebtedness or capitalization; change FFD's dividend policy; or otherwise effect any material change in FFD's corporate structure or business.

      Currently, we have no plans to issue FFD shares after the Stock Splits, other than pursuant to FFD's 1996 Stock Option and Incentive Plan (the "1996 Plan") and the 2002 Stock Option Plan for Non-Employee Directors (the "Director Plan" and together with the 1996 Plan, the "Option Plans"), but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in FFD's best interests. If, in the future, the Board determines that the adoption of a new option plan would be beneficial to FFD, it may, in its discretion, adopt such a plan without shareholder approval. The exercise of options granted under any newly adopted plan would reduce the ownership percentage of FFD's shareholders at the time. Holders of FFD shares do not currently have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders.

      After the Stock Splits are completed, we may, from time to time, repurchase FFD shares in privately negotiated sales or other transactions. Whether or not we purchase shares in the future will depend on a number of factors, including FFD's financial condition, operating results and available capital at the time.

      Effects on Rights of FFD Shares. The rights associated with FFD shares will be unaffected by the Stock Splits, and there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. We will hold the FFD shares acquired in the Stock Splits as treasury shares.

      Effect on ESOP. Because FFD shares will no longer be traded or quoted on NASDAQ or any other established securities market, FFD's Employee Stock Ownership Plan (the "ESOP") will be required to obtain annual appraisals to value the FFD shares owned by the ESOP. In addition, under the terms of the ESOP, the participants in the ESOP will have a "put right," which permits a participant to require FFD to repurchase the participant's ESOP shares when they are distributed to the participant.

      Effects on FFD's Executive Officers, Directors and Affiliates. If we complete the Stock Splits and deregister, our affiliates, consisting of our executive officers, directors and any shareholders who own more than ten percent (10%) of FFD shares, will be relieved from complying with the stock ownership reporting requirements and "short swing profit" trading restrictions under
Section 16 of the Exchange Act,
as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates will also lose the ability to dispose of their FFD shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").


      As is more thoroughly discussed under the heading "Information About FFD - Interests of Certain Persons in Matters to be Acted Upon," we expect that upon the completion of the Stock Splits, our executive officers and directors will own, including exercisable options, approximately [17.23]% of the then outstanding FFD shares, as compared to approximately [16.13]% before the Stock Splits.


Alternatives to the Stock Splits

      In making its determination to proceed with the Stock Splits, the Board considered the potential feasibility of the alternative transactions described below. The Board did not investigate the potential costs of the transactions listed below because it determined that they either had no certainty of sufficiently reducing the number of FFD's shareholders or had other features, such as triggering dissenters' rights, which could possibly add to the expense and the uncertainty of the transaction.

      Issuer Tender Offer. The Board considered the feasibility of an issuer tender offer to repurchase FFD shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough FFD shares would be tendered to sufficiently reduce the number of FFD's shareholders. In addition, the rules governing tender offers require equal treatment of all shareholders, including pro rata acceptance of offers from shareholders. These requirements make it difficult to ensure that we would be able to reduce the number of the holders of record of FFD shares enough to permit us to deregister the FFD shares, and we could incur the expense of repurchasing numerous shares and still be unable to deregister. As a result of these disadvantages, the Board determined not to pursue this alternative.

      Odd-Lot Tender Offer. Another option considered by the Board was an odd-lot tender offer. In an odd-lot tender offer we would offer to repurchase, at a designated price per share, FFD shares held by any holder of less than 100 shares. Unlike general tender offers, which require FFD to permit all shareholders to participate equally, there is an exception for tender offers to holders of less than 100 shares. However, even if all holders of less than 100 FFD shares participated in the tender, we still could not sufficiently reduce our number of shareholders to enable us to deregister. As a result, the Board rejected this alternative.

      Traditional Stock Repurchase Program. The Board also considered a plan whereby FFD would periodically repurchase FFD shares on the open market at then-current market prices. The Board rejected this type of transaction since repurchasing enough shares in this manner to enable us to deregister our shares would likely take an extended period of time, have no assurance of success and be of undeterminable cost.

      Reorganization Through A Cash Out Merger. The alternative available to the Board which was most similar to the Stock Splits was coordinating a merger with a shell corporation and reissuing stock to the shareholders of the newly merged entity. The share exchange would be such that shareholders owning less than 350 FFD shares prior to the merger would be cashed out, and shareholders owning more than 350 shares would become shareholders in the newly formed entity. The Board of Directors concluded that the Stock Splits were a better alternative since they do not require the formation of a new entity, allow FFD to avoid the regulatory issues and approvals associated with the merger of FFD into another corporation and do not trigger dissenters' rights as would a cash out merger.

      Sale of FFD. The Board is attempting to achieve the limited goal of eliminating our expenses of being a public company. A sale of FFD would go well beyond achieving this limited purpose. Our focus on serving our community and our local customer base has enabled us to grow steadily and increase shareholder value. The Board does not believe that it is time to abandon this model and is instead seeking to reduce the expenses and burden of being a public company to enable us to further pursue this focus and remain independent.

      Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The Board believes that maintaining the status quo is not in the best interests of FFD and its shareholders and rejected this alternative.

Fairness of the Stock Splits


      The Board believes that the Stock Splits are substantively and procedurally fair to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. After consideration of all aspects of the Stock Splits, as described below, all of the directors, none of whom are employees of FFD, approved the Stock Splits. Except for the unanimous vote of the Board to approve the Stock Splits and its recommendation that FFD's shareholders approve the Stock Splits, we are not aware that any of our executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Stock Splits.

      Affiliated and unaffiliated shareholders will be treated equally in the Stock Splits. The only factor affecting whether a shareholder will be cashed out or will remain a shareholder of FFD is the number of shares held by the shareholder. Ohio law requires that a majority of the issued and outstanding FFD shares approve the Stock Splits, and the Board did not voluntarily structure the Stock Splits to require the separate approval of FFD's unaffiliated shareholders. In determining not to seek such separate approval, the Board was aware that FFD's executive officers and directors together own 159,318, or approximately [13.38%], of the FFD shares entitled to vote at the Special Meeting and, if they exercised all of their presently exercisable options, would hold 198,402, or [16.13]%, of the shares entitled to vote at the meeting. Our executive officers and directors have indicated that they will vote in favor of the Stock Splits. Because affiliated and unaffiliated shareholders will be treated equally in the Stock Splits, if separate approval of unaffiliated shareholders were required, our affiliated shareholders would be denied the right to vote solely on the basis of their affiliate status when they will receive no additional benefits or different treatment in the Stock Splits.


      In determining the fairness of the Stock Splits, the Board chose not to form a special committee of the Board to evaluate the Stock Splits. Four of FFD's five directors are independent and no directors are employees of FFD or First Federal. Further, although all of the directors own FFD shares, the 350 share threshold was determined without regard to their share ownership. As this was the sole potential conflict of interest and the directors will be treated identically to all other shareholders in the Stock Splits, the Board determined that little or no additional protections would be afforded by an independent committee.

      Additionally, the Board chose to not retain an unaffiliated representative to act solely on behalf of the shareholders for the purpose of negotiating the terms of the Stock Splits or preparing a report covering the fairness of the Stock Splits. The Board concluded that the expense of retaining an unaffiliated representative was not justified because it would add no measurable protection to FFD's shareholders. Again the Board considered the fact that affiliated and unaffiliated shareholders will be treated equally in the Stock Splits. Other than the deliberations of the Board, no "negotiations" regarding the Stock Splits occurred, and the Board decided the method to be used and the split ratio based solely on what it believed would be most effective and efficient to reduce and maintain the number of shareholders below 300.

      We have not made any provision in connection with the Stock Splits to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Stock Splits. The Board also considered the fact that under Ohio law, subject to certain conditions, shareholders have the right to review our relevant books and records. The Board does not believe that multiple legal or financial advisors are necessary because affiliated and unaffiliated shareholders are treated equally in the Stock Splits.

      The Board determined that the steps discussed above would be costly and would not provide any meaningful additional benefits, and did not feel they were necessary to ensure the procedural fairness of the Stock Splits.


      The Board believes that the Stock Splits are substantively fair to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. In determining the substantive fairness of the Stock Splits, the Board considered the factors discussed below. The Board did not assign specific weight to the following factors in a formulaic fashion, but did place special emphasis on the significant cost and time savings we expect to realize from deregistration and the opportunity for unaffiliated holders of FFD shares to sell their shares at a premium and without brokerage fees or commissions.


      Significant Cost and Time Savings. By deregistering the FFD shares and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $173,000 and non-recurring savings of at least $125,000 in fees and expenses that we would otherwise expect to incur to implement procedures to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. In addition, we will eliminate the time and effort previously spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act and we will also be able to reallocate this personnel time to other areas of operations. Please see the section entitled "Special Factors - Purpose of and Reasons for the Stock Splits" for more information about these cost savings.


      Current and Historical Market Prices. The Board reviewed both current and historical market prices of the FFD shares and considered these prices when determining the fairness of the Cash Out Price. During the period from July 1, 2002 to May 10, 2005 (the date the Board approved the Stock Splits), the closing price of FFD shares ranged from a low of $10.00 during the quarter ended December 31, 2002 to a high of $16.75 during the quarter ended March 31, 2005. Please see the section of this Proxy Statement entitled "Market Price and Dividend Information." The Cash Out Price represents a premium over historical trading prices for the last three fiscal years. The Board focused primarily on our more recent trading prices, as evidenced by the 30, 60 and 90 day periods discussed below.


      The Cash Out Price of $19.00 per FFD share represents (i) a premium of 21.64% over the average closing price of FFD shares over the 90 trading days prior to and including May 10, 2005, which was $15.62 per share, (ii) a premium of 23.22% over the average closing price of FFD shares over the 60 trading days prior to and including May 10, 2005, which was $15.42, (iii) a premium of 27.86% over the average closing price of FFD shares over the 30 trading days prior to and including May 10, 2005, which was $14.86 per share, and (iv) a premium of 26.67% over the closing price of FFD shares on May 10, 2005, which was $15.00 per share.


      FFD shares are traded on the NASDAQ SmallCap Market, although historically they have been thinly traded. Over the past few years, the liquidity of FFD shares has steadily decreased to an average trading volume in 2004 of only 707 shares per day, down from 1,710 shares per day in 2001. In reviewing the recommendation made by Keller & Company that $19.00 per share be established as the Cash Out Price, the Board took into consideration that, historically, the market for FFD shares has not been very liquid.


      Due to this limited liquidity, trades of only a few shares may sharply increase or decrease our trading price. If the trading price of our shares changes suddenly due to a trade, the bid and asked prices may remain at a higher or lower level for several days, even if no additional trades occur at that price. To eliminate the effects of this occasional volatility, the Board used the trading price averages for the 30, 60 and 90 day periods shown above to help determine the fairness of the Cash Out Price.

      The Board, in the exercise of its business judgment, approved $19.00 as the Cash Out Price for the FFD shares because it represented fair consideration at a premium to the current and historical market prices of our shares without being so high as to be unfair to the Continuing Holders. The Board determined that the Stock Splits are fair in part because they provide Cashed Out Holders with an opportunity to liquidate their FFD shares without paying brokerage commissions or other transaction fees.


      Prices at Which FFD Has Previously Repurchased FFD Shares. In an effort to increase shareholder value and to utilize excess capital, we have occasionally repurchased FFD shares. Please see the section of the Proxy Statement entitled "FFD Share Repurchase Information." These repurchases were made at market prices at the times of the repurchase. During the period from June 30, 2003 to January 11, 2005 (the last date on which we repurchased FFD shares prior to the public announcement of Board's decision to pursue the Stock Splits), we repurchased a total of 107,561 FFD shares at prices ranging from a low of $11.99 to a high of $16.42. Because these repurchases were made at market value and did not involve a premium to market value, the Board did not consider them relevant and did not assign any weight to them in determining the fairness of the Cash Out Price.


      Net Book Value. The Board believes that FFD's net book value per share does not properly reflect our earnings stream and cash flow, two factors it considers critical for a meaningful valuation of the FFD shares. Net book value is based upon the historical cost of a company's assets and ignores the value of a company as a going concern. The value of items such as a positive business reputation, a trained workforce and established customer accounts are ignored in computing net book value. The Board believes that the proper valuation of FFD should be based on our historical and prospective operating performance and Keller & Company's analysis was based upon this premise. As set forth in greater detail in the section of this Proxy Statement entitled "Financial Information - Summary Financial Information," our book value per share as of March 31, 2005, was $14.34. The valuation of FFD shares, as determined by Keller & Company exceeds our book value per share.


      Liquidation Value. In determining the fairness of the Cash Out Price, the Board did not assign any weight to FFD's liquidation value. Most of FFD's assets are financial assets, and their liquidation value roughly approximates their book value. If our assets were sold in an orderly liquidation, some loans and deposits may be sold at a slight premium over book value, but other assets may be sold at a discount. The liquidation process would also involve additional legal fees, costs of sale and other expenses of the liquidation process. As a result, the Board believes that our liquidation value would be less than the current trading price of FFD shares.

      Going Concern Value. The Board also reviewed the valuation of our shares as a going concern but did not assign any weight to FFD's going concern value. As discussed under "Net Book Value" above, the value of FFD as a going concern takes into consideration, among other things, FFD's business reputation, established customer base and trained and experienced employees and management. The Board believes that an indicator of FFD's value as a going concern is the value of companies comparable to FFD and, as part of its review, the Board considered Keller & Company's analysis regarding our peer groups and the comparison of our key pricing ratios compared to those of our peer groups. This analysis is discussed later in this Proxy Statement under the heading "Opinion of Keller & Company - Public Comparables Analysis." The Board reviewed and concurred with Keller & Company's analysis which reflects that our pricing ratios are consistent with the pricing ratios of the selected peer groups, with our price-to-book ratio consistently higher than our peer groups. Based on that analysis and our ongoing operations, the Board determined that our trading price generally reflected the value of FFD shares on a going concern basis.

      Equal Treatment of Affiliated and Unaffiliated Holders of FFD Shares. The stock splits will not affect holders of FFD shares differently on the basis of affiliate status. The sole determining factor in whether a shareholder will be a Cashed Out Holder or Continuing Holder as a result of the Stock Splits is the number of FFD shares held by the shareholder immediately prior to the Stock Splits. Please see the section entitled "Stock Splits Proposal - Summary and Structure" for more information.


      Minimum Effect on Relative Voting Power. The Stock Splits will have minimum effect on the relative voting power of FFD's shareholders. The FFD shares are the only voting shares of FFD and will continue to be the only voting shares after the Stock Splits. The voting and other rights of FFD shares will not be affected by the Stock Splits. The only effect of the Stock Splits on FFD's voting power will be an approximate 7% increase in the individual ownership percentage of each Continuing Holder.

      No Material Change in Ownership Percentage of Executive Officers and Directors. Since only approximately 6.6% of the outstanding FFD shares will be eliminated as a result of the Stock Splits, the ownership percentages of the Continuing Holders, including affiliated and unaffiliated shareholders, will increase by approximately 7%. The executive officers and directors of FFD and First Federal currently beneficially own, including exercisable stock options, approximately [16.13]% of the outstanding FFD shares, and will beneficially own approximately [17.23]% following the Stock Splits. All of the directors and executive officers currently hold over 350 shares and will remain shareholders of FFD after the Stock Splits. Please see the section entitled "Information About FFD - Interest of Certain Persons in Matters to be Acted Upon."


      Reduced Expenses from Administering Small Accounts. The Stock Splits will reduce expenses related to administering small shareholder accounts. The expense of administering accounts of small shareholders is disproportionate to their ownership interest in FFD. As of the Record Date, we estimate that we had approximately 399 record shareholders that held fewer than 350 FFD shares. These shareholders hold approximately 78,000, or 6.6%, of our outstanding shares, but represent approximately 65% of our total number of record holders. As a result, a disproportionate amount of our expense relating to the administration of shareholder accounts is attributable to shareholders holding less than 7% of our issued and outstanding shares.

      Effective Use of Excess Capital. The Stock Splits will provide a valuable use of our excess capital. Over the past five years, we have repurchased shares in the open market in order to leverage our excess capital. The limited trading volume in FFD shares, however, has reduced the effectiveness of repurchases as a capital management tool. The Stock Splits will enable us to use a portion of excess capital to reduce the number of our outstanding shares, increasing the value of FFD shares through the anticipated improvement in return on equity and earnings per share and the potential for increased dividends as a result of fewer outstanding shares.

      Potential Ability to Control Decision to Remain a Holder of or Liquidate FFD Shares. Another factor considered by the Board in determining the fairness of the Stock Splits to holders of FFD shares is that current holders of fewer than 350 shares can remain FFD shareholders by acquiring additional shares so that they own at least 350 FFD shares immediately before the Stock Splits. Conversely, shareholders that own 350 or more FFD shares who desire to liquidate their shares in connection with the Stock Splits at the premium price offered can reduce their holdings to less than 350 FFD shares by selling shares prior to the Stock Splits. The Board did not place undue emphasis on this factor due to the limited trading market for the FFD shares. Please see the section entitled "Special Factors - Effects of the Stock Splits."

      Other Factors. Although potentially relevant to a determination of fairness of the Stock Splits, the factors listed below are, for the reasons given, not applicable to FFD, and were not considered by the Board for this reason.

      o Firm Offers. No firm offers to purchase FFD have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase FFD and the Board did not seek out any such offers. The Board believes that a sale of FFD is not in the best interests of FFD or our shareholders, customers, employees or community at this time.

      o Prior Public Offerings. We have not made any underwritten public offering of our shares or any other securities since our initial public offering in 1996.

      o Merger, Consolidation or Other Extraordinary Transaction. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

      o Securities Purchases. There have not been any purchases of our shares that would enable the holder to exercise control of FFD.

Disadvantages of the Stock Splits

      Reduction of Market for FFD Shares. After the completion of the Stock Splits and the deregistration of our shares, we will no longer be listed on NASDAQ. As a result, we anticipate that the public market for FFD shares will be reduced. The Board, however, considered that potential trades in FFD shares could be facilitated by a market maker in the Pink Sheets(R) or on the OTCBB following deregistration. There can be no assurance, however, that a market maker will be willing to sponsor our shares in the Pink Sheets (R) or on the OTCBB. Please see the section entitled "Special Factors - Effects of the Stock Splits" above.

      Possible Decline in Price of the FFD Shares. After the completion of the Stock Splits, the liquidity of our shares will be reduced. In addition, the lack of publicly available financial and other information about FFD and the diminished opportunity for FFD's shareholders to monitor FFD's management due to the reduced availability of public information may cause the Continuing Holders to experience a decrease in the price at which they may sell their shares. Please see "Special Factors - Disadvantages of the Stock Splits - Reduction of Market for FFD Shares" and "Special Factors - Disadvantages of the Stock Splits
- Reduction of Publicly Available Information about FFD."

      Reduction of Publicly Available Information About FFD. After deregistration of the FFD shares under the Exchange Act, information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration, and investors seeking information about us will have to contact us directly to receive such information. We may or may not provide investors with requested information that we are not required by law to provide. The Stock Splits will not affect the right of the Continuing Holders under Ohio law to obtain certain information from FFD. Under Ohio law, a shareholder has the right to make a written request to inspect certain books and records for any purpose reasonably related to the person's interest as a shareholder. The Board believes that the overall benefits to FFD of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about FFD. Please see the section entitled "Special Factors - Effects of the Stock Splits" above.

      Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to FFD. After the completion of the Stock Splits and the deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that our chief executive officer and our chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings.

      FFD Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status. Another potential disadvantage of the Stock Splits is that we will no longer potentially have the benefits normally associated with being a public reporting company, such as better access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct an offering of FFD shares or other securities we would have to again become a reporting company, and the expenses that we are seeking to eliminate would then be reinstated. We believe that the cost savings of deregistration outweigh the drawbacks of losing more ready access to the capital markets. We have historically had excess capital and have not needed to obtain financing through public offerings. We have not issued FFD shares or any other securities in a public offering since our initial public offering in 1996, and we do not presently foresee any need to do so.

      Another advantage of being a public company is using company stock, as opposed to cash or other consideration, to effect acquisitions. The opportunities for companies our size to acquire other businesses using stock are limited. We have not previously completed an acquisition using stock and, given the limited opportunities for such acquisitions, it is uncertain that we would be able to do so in the future.

      Cashed Out Holders Will Not Participate in Any Future Increases in Value of FFD Shares or Payments of Dividends. Following the Stock Splits, Cashed Out Holders will have no further financial interest in FFD and will not participate in the potential appreciation in the value of, or the payment of dividends on, FFD shares.

Conclusion


      The Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Stock Splits are fair to the unaffiliated Cashed Out Holders and the unaffiliated Continuing Holders.

                              STOCK SPLITS PROPOSAL

Background of the Stock Splits

      FFD became an SEC reporting company in 1996 in connection with the mutual to stock conversion of First Federal. The conversion was governed by OTS regulations. As a result of OTS conversion regulations governing the process for determining how much stock would be offered in the conversion, FFD, like many companies which converted in the mid-1990's, was required to raise more capital than would have been desirable had the board been able to choose the amount of capital to raise. Other OTS regulations which affected our early existence as a public company included the requirement that converted companies remain Exchange Act reporting companies for at least three years after conversion and limitations on stock repurchases during the first three years following conversion. As a result of these regulations, we had excess capital, could not fully utilize stock repurchases as a mechanism for managing our excess capital, and we had to remain a public company until at least 1999.


      The 2000 fiscal year was the first year in which deregistering was an option for FFD. Up to that time, the costs of being a public company had been relatively stable from year to year and we were hopeful that we would have the opportunity to grow through acquisitions and that it would be beneficial to have a publicly traded stock as acquisition currency. However, we have never found an appropriate acquisition opportunity in which we could use stock as currency, which left us with stock repurchases and capital distributions as the principal means of using our excess capital. We paid a special dividend of $4.50 per share in June 1998. In addition, we have continually pursued stock repurchases, but the declining trading volume of FFD shares has reduced the effectiveness of repurchases as a capital management tool. Our excess capital also meant that the easier access to the capital markets available to public companies was not a meaningful advantage to us. It was becoming more apparent to the Board that we were not realizing the benefits of being a public company, while we continued to incur the expense.

      The passage of the Sarbanes-Oxley Act in 2002 ushered in a wave of corporate reforms that have increased our expense as a public company without enhancing, from an operations perspective, the benefits of being a public company. As the regulations implementing the Sarbanes-Oxley Act were put into place in 2003 and 2004 and the associated compliance costs materialized, our legal and professional fees increased an average of 28% in the 2003 and 2004 fiscal years, with the expense of complying with the internal controls audit requirements of Section 404 yet to be a factor. Remaining a public company began to become a more pressing issue for FFD.

      Under the original SEC regulations implementing Section 404 of the Sarbanes-Oxley Act, we would have been required to comply in fiscal 2006, beginning July 1, 2005. In anticipation of that effective date, the Board and management began the education process that addressing Section 404 would require. The Board reviewed and discussed information and checklists provided by our auditors, legal counsel, and various banking industry groups relative to the
Section 404 certification process. During that information-gathering phase, the Board became aware through industry publications that some companies were going private to avoid the substantial costs of Section 404.


      On October 19, 2004, at a meeting with all directors in attendance, the Board met with FFD's auditors and legal counsel to discuss various audit and accounting issues, including Section 404 compliance. Our auditor estimated that adding Section 404 attestation procedures to the annual audit process would cause our annual audit costs to increase approximately $40,000 per year. Our auditor also estimated that we would incur additional expense in excess of $100,000 to engage another public accounting firm to assist us in designing Section 404 controls and procedures, which would need to be implemented beginning in the 2005 fiscal year.


      In light of these expense estimates, the Board and management discussed whether we were realizing the benefits generally associated with being a public company and decided to investigate the advantages and disadvantages of taking FFD private. Since the stock conversion, the Board had achieved meaningful success in growing FFD and increasing shareholder value, despite some of the limitations it encountered. Because the Board believes that future growth and further enhancement of shareholder value remain viable prospects for FFD, it appeared that it remained in the best interests of a majority of our shareholders for FFD to remain independent, but not as a public company. The Board instructed Trent B. Troyer, our President and Chief Executive Officer, to provide the Board with an analysis of our shareholder base to determine the feasibility of considering becoming a private company.


      At a meeting on November 9, 2004, which was attended by all directors, Mr. Troyer presented an analysis showing the composition of our shareholder base. The Board discussed various issues related to the advantages, disadvantages and risks of undertaking a going private transaction. The Board instructed Mr. Troyer to ask legal counsel to prepare a detailed memo of the various methods and issues surrounding "going private" transactions, including the advantages and disadvantages of going private.

      At a meeting on December 14, 2004, which was attended by all directors, the Board discussed a memo prepared by legal counsel which outlined each of the potential methods that could be utilized to reduce our number of shareholders below 300, thereby allowing us to deregister the FFD shares with the SEC. The Board thoroughly discussed all aspects of the memo, including the advantages and disadvantages of both public and private status.

      At a meeting on January 11, 2005, which was attended by all directors, the Board continued to discuss the advantages, disadvantages and various methods of going private. The Board instructed Mr. Troyer and Robert R. Gerber, our Chief Financial Officer, to prepare a detailed analysis of the estimated future compliance costs and out of pocket expenses associated with remaining an SEC reporting company, including Section 404 compliance costs. Specifically, the Board asked Mr. Troyer and Mr. Gerber to contact public accounting firms to obtain proposals for assistance with implementing a Section 404 compliance and procedure program and otherwise complying with Section 404. The Board also requested that Mr. Troyer and Mr. Gerber prepare a financial analysis with pro-forma earnings per share information relative to both remaining public and going private. The Board scheduled a special meeting on February 24, 2005, fully devoted to discussion of going private.

      During the period between the January 11th meeting and the scheduled February 24th special meeting, management contacted several public accounting firms with Section 404 expertise to obtain estimates regarding the costs of implementing an internal control structure to comply with Section 404. All of the firms contacted, with one exception, had the availability to complete the scope of work desired. Each firm provided fee ranges based on hourly rates with the overall cost dependent upon the amount of time spent on the engagement and the level of participation by FFD's internal personnel. The estimate for outside professional fees to document and implement a compliant internal control structure ranged from a low of $125,000 to a high of $400,000, contingent upon performance of a substantial amount of the work by FFD personnel.

      On February 24, 2005, the Board held the special meeting to further discuss going private. All of our directors and executive officers, our auditors and our legal counsel were present. Mr. Troyer presented an analysis of anticipated costs associated with FFD's ongoing compliance with the Exchange Act rules and regulations, particularly the increased compliance requirements of the Sarbanes-Oxley Act and Section 404 compliance costs. Based upon our historical expenses associated with being a public company and estimated costs to implement a Section 404 compliance program, our estimated total costs for the 2005 fiscal year ranged between $300,000 and $350,000. Anticipated future annual costs would be approximately $175,000 per year, including historical expenses associated with being a public company and
Section 404 compliance costs. Our legal counsel presented the various methods available to us to reduce our number of shareholders to a number that would enable us to deregister our shares. The methods discussed included a reverse stock split, cash out merger and forms of tender offers. The Board also discussed the advantages and disadvantages of being a private company.

      Management recommended that FFD go private based on its assessment of the costs to remain a public company versus the likely benefits of remaining a public company. Management presented its preliminary analysis of our shareholder list and the split ratio necessary to sufficiently reduce the number of our shareholders to allow us to deregister. The Board also reviewed the current composition of our shareholders and number of shares issued and outstanding, and analyzed the possible costs associated with a going private transaction. The Board once again carefully considered the consequences of going private to FFD, the Continuing Holders and the Cashed Out Holders, as well as the advantages and disadvantages of the various methods of going private. The Board unanimously decided to proceed with a going private transaction through a reverse stock split, which appeared to be the most effective method available to us to reduce the number of shareholders below 300. The Board asked Mr. Troyer to analyze FFD's shareholder list to determine the effects of various split ratios and to make a recommendation to the Board of a split ratio that would balance the Board's goals of reducing the number of shareholders to a level comfortably below the 300 shareholder threshold at which reporting obligations would be reinstated, while minimizing the number of shareholders who would be cashed out.


      The Board also discussed the price to be paid to the shareholders in lieu of issuing fractional shares in connection with the reverse stock split. The Board determined that a premium over the recent trading prices of FFD shares would be appropriate. The Board discussed potential cash out prices and appropriate premium amounts based on the trading price of the FFD shares at the time. The Board also discussed the desirability of a forward split immediately following the reverse split to avoid an unusually high per share value for FFD shares after the completion of the reverse split. The Board determined that a subsequent forward split was desirable. Also at this meeting the Board authorized Mr. Troyer to contact Keller & Company to obtain an analysis of the price to be paid to the Cashed Out Holders and a fairness opinion regarding the financial terms of the proposed transaction. The Board asked Keller & Company to begin by analyzing a cash out price of $20.00 per share, but to recommend the price it believed would be appropriate.


      After the February 24, 2005, Special Board meeting, Mr. Troyer performed a detailed analysis of FFD's shareholder list and determined that a reverse split of 1-for-350 would reduce the number of our record holders to approximately 217. This level would provide us with greater flexibility in the event of an increase in the number of record holders due to share transfers and would the permit us to better manage the number of our shareholders without once again moving above 300 holders.

      At a meeting on March 17, 2005, which was attended by all directors, Mr. Troyer presented his analysis of the shareholder list and recommended a reverse split of 1-for-350. After further consideration and deliberation, the Board unanimously decided to proceed with a 1-for-350 reverse stock split, followed by an immediate forward stock split of 350-for-1. The Board also discussed the consideration relevant to determining the cash-out price.


      On May 10, 2005, the Board met once again to address the question as to whether the Stock Splits are a fair transaction to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. Michael Keller of Keller & Company and our legal counsel also participated in the meeting. The Board considered whether certain procedures should be implemented to help assure fairness to unaffiliated shareholders, such as granting unaffiliated shareholders access to our corporate files or permitting unaffiliated shareholders to obtain counsel or appraisal services at our expense. Because the number of FFD shares held was the only factor determining whether or not a shareholder would be cashed out in the Stock Splits, all of our shareholders, both affiliated and unaffiliated, will be treated the same in the Stock Splits. The Board determined that these special procedures would provide little or no added benefit to our unaffiliated shareholders and did not justify their substantial additional expense.


      Mr. Keller of Keller & Company discussed with the Board its valuation analysis with respect to FFD shares. He presented the Board with information regarding trading history, including volume and prices, of the FFD shares, and a review of the market performance and trading history of companies comparable to FFD. Mr. Keller stated that the current trading price of FFD shares as a multiple of earnings and as a percent of book value per share was at or above the level of our peers. The Board discussed the pros and cons of paying various premiums above the current trading price and decided that a premium over market value was appropriate based on the fact that the Stock Splits is not a voluntary transaction for Cashed Out Holders. Mr. Keller presented the Board with an analysis of cash out prices of $19.00 and $20.00 per share and advised the Board that, in Keller & Company's opinion, $20.00 would present too high of a premium because the trading price of FFD shares had declined since the Board first began discussing potential cash out prices. Keller & Company believed that paying $20.00 per share would also increase the risk of persons who do not already own FFD shares purchasing less than 350 FFD shares just to receive the premium upon completion of the Stock Splits and that this could substantially increase the cost of the Stock Splits. After presenting the relevant financial information, Keller & Company recommended that the Board adopt a per share purchase price of $19.00 per FFD share in lieu of issuing fractional shares to Cashed Out Holders and advised the Board that, in its opinion, such price would be fair to unaffiliated Continuing Holders and unaffiliated Cashed Out Holders. The information presented to the Board by Keller & Company regarding its financial analysis is described more fully under the heading "Opinion of Keller & Company."

      Finally, the Board reviewed analyses prepared by management regarding the anticipated financial impact of the Stock Splits and held further discussions with Mr. Keller and management. Specifically, the Board considered the total number of FFD shares which would be exchanged for cash in the Stock Splits and the resulting impact on our financial condition. The Board then discussed the fairness of the price to be paid in lieu of issuing fractional shares in light of, among other factors, the historical trading price of FFD shares, our going concern value, liquidation value and net book value and the impact of the Stock Splits on the relative voting power of FFD's shareholders. The Board accepted Keller & Company's recommendation and opinion and concluded that $19.00 is a fair price to unaffiliated Continuing Holders and unaffiliated Cashed Out Holders. The matters considered at the May 10, 2005, Board meeting are more fully discussed in this Proxy Statement at "Special Factors - Fairness of the Stock Splits" and "Opinion of Keller & Company."


      The Board also further discussed the advisability of a forward split immediately following the reverse split in order to return the trading price of FFD shares to approximately the trading price prior to the reverse stock split. The Board decided that a corresponding forward split of 350-for-1 to return the trading price of FFD shares to approximately the trading price of per share prior to the reverse stock split would be in the best interests of both FFD and the Continuing Holders.

      On May 23, 2005, the Board again met to finally approve the Stock Splits and the filing of documents with the SEC related to the Stock Splits. After further discussion by the Board, the Board unanimously voted to approve the Stock Splits and the $19.00 price per share to be paid to Cashed Out Holders and to recommend the approval of the Stock Splits by FFD's shareholders.

Summary and Structure

      The Board has authorized and recommends that you approve the Stock Splits. The Stock Splits consist of two steps. First, we will conduct a 1-for-350 reverse stock split of the FFD shares. In the reverse split, (i) any holder of 350 or more FFD shares immediately before the reverse stock split will receive approximately 0.00286 shares for each FFD share then owned and (ii) holders of less than 350 FFD shares will have their shares cancelled and will receive $19.00 in cash for each FFD share owned immediately prior to the reverse split. The reverse split will be followed immediately by a 350-for-1 forward stock split of the FFD shares. The Stock Splits will take effect on the Effective Date (the date the Ohio Secretary of State accepts for filing certificates of amendment to our Articles). The proposed amendments to our Articles are attached to this Proxy Statement as Exhibits B and C and are incorporated herein by reference. Generally, the effect of the Stock Splits is illustrated by the following examples:

Hypothetical Scenario                                                     Result
---------------------                                                     ------
Shareholder A holds 200 FFD shares   Shareholder A's 200 shares will be converted into the right to receive $3,800
in a single record account and       in cash (200 x $19.00).  If Shareholder A wanted to continue to be a
holds no other FFD shares.           shareholder after the Stock Splits, he could purchase an additional 150 FFD shares far enough in advance of the Stock Splits so that the purchase is complete by the Effective Date.

Shareholder B holds 300 FFD shares   FFD intends for the Stock Splits to treat shareholders holding FFD shares
in a brokerage account and holds     through a nominee the same as those holding shares in a record account.
no other shares.                     However, nominees may hold, in the aggregate, 350 or more FFD shares and may choose not to effect the Stock Splits and may also have different procedures that must be followed.  Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.  If
                                     Shareholder B's nominee effects the Stock Splits on FFD shares it holds for
                                     Shareholder B, Shareholder B will be entitled to receive $5,700 in cash (300 x
                                     $19.00).

Shareholder C holds 525 FFD shares   Shareholder C's ownership will not be affected and he will continue to hold 525
in a single record account and       FFD shares after the Stock Splits.
holds no other shares.

Shareholder D holds 200 shares in    After the Stock Splits, Shareholder D will continue to hold 400 FFD shares.
each of two separate record
accounts for a total of 400 FFD
shares.  Shareholder D holds no
other FFD shares.

Husband and Wife each hold 200 FFD   Shares held in joint accounts will not be added to shares held individually in
shares in separate record accounts   determining whether a shareholder will remain a shareholder after the Stock
and hold 200 shares jointly in       Splits.  In this situation, Husband and Wife will each receive $3,800 each for
another record account.  They own    the shares held in their individual record accounts (200 x $19.00), and $3,800
no other FFD shares.                 for the FFD shares held in their joint account.  Husband and Wife will hold no
                                     FFD shares after the Stock Splits.  If Husband and Wife wished to continue to be shareholders after the Stock Splits, they could transfer a sufficient number of shares from one account into another so that at least 350 FFD shares are held in one account at the time of the Stock Splits.

      The Board has set the Cash Out Price at $19.00 per FFD share held immediately prior to the Stock Splits. The Board made this determination in good faith, based upon the Fairness Opinion and other factors the Board deemed relevant. Please see the sections entitled "Special Factors - Purpose of and Reasons for the Stock Splits," "Special Factors - Fairness of the Stock Splits," "Opinion of Keller & Company" and "Stock Splits Proposal - Background of the Stock Splits."


      At least a majority of the FFD shares outstanding and entitled to vote at the Special Meeting must approve the Stock Splits before they can be completed. The executive officers and directors of FFD and First Federal who have indicated that they will vote in favor of the Stock Splits proposal together own 159,318, or approximately [13.38]%, of the FFD shares entitled to vote at the Special Meeting and, if they exercised all of their presently exercisable stock options prior to the Record Date, would own approximately 198,402, or [16.13]%, of the FFD shares entitled to vote at the Special Meeting.


      The Stock Splits are considered a "going-private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because they are intended to terminate the registration of the FFD shares and to suspend our filing and reporting obligations under the Exchange Act. In connection with the Stock Splits, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the SEC. Please see the section entitled "Available Information."

      The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to a vote being taken if it determines that the Stock Splits, for any reason, are not then in the best interests of FFD. Reasons the Board may withdraw the Stock Splits proposal include: any change in the nature of the shareholdings of FFD prior to the Effective Date which would result in us being unable to reduce the number of record holders of FFD shares to below 300 as a result of the Stock Splits or that would enable us to deregister without effecting the Stock Splits; any change in the number of shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost of the Stock Splits from what is currently anticipated; and any adverse change in our financial condition. Please see the section entitled "Stock Splits Proposal - Termination of Stock Splits"

Recommendation of the Board

      The Board has unanimously determined that the Stock Splits are in the best interests of FFD and its shareholders and are fair to FFD's shareholders. The Board unanimously recommends that the shareholders vote "FOR" the approval of the Stock Splits.

Material Federal Income Tax Consequences

      We have summarized below the material federal income tax consequences to FFD and to holders of FFD shares resulting from the Stock Splits. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Treasury Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings. Some of those changes may have retroactive effect. No assurance can be given that any such changes will not adversely affect this summary. This summary is not binding on the Internal Revenue Service.

      This summary does not address all aspects of the possible federal income tax consequences of the Stock Splits and is not intended as tax advice to any person or entity. In particular, this summary does not consider the individual investment circumstances of holders of FFD shares, nor does it consider the particular rules applicable to special categories of holders (such as tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers) or holders who hold, have held, or will hold, FFD shares as part of a straddle, hedging or conversion transaction. In addition, this summary does not address any consequences of the Stock Splits under any state, local or foreign tax laws.

      This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your FFD shares as capital assets for federal income tax purposes.

      You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences applicable to your specific circumstances.

      Federal Income Tax Consequences to FFD. We believe that the Stock Splits will be treated as a tax-free "recapitalization" for federal income tax purposes. This treatment will result in no material federal income tax consequences to FFD.

      Federal Income Tax Consequences to Continuing Holders Not Receiving Cash. If you (i) continue to hold FFD shares directly immediately after the Stock Splits and (ii) you receive no cash as a result of the Stock Splits, you will not recognize any gain or loss in the Stock Splits, and you will have the same adjusted tax basis and holding period in your FFD shares as you had in such shares immediately prior to the Stock Splits.

      Federal Income Tax Consequences to Cashed Out Holders Retaining None of Their FFD Shares. If you receive cash in exchange for your FFD shares as a result of the Stock Splits, your tax consequence will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Code) continues to hold FFD shares immediately after the Stock Splits.

      If you receive cash, do not continue to hold directly any FFD shares, are not related to any person or entity who or which continues to hold FFD shares and you hold your FFD shares as a capital asset, you will recognize capital gain or loss. The amount of this capital gain or loss will equal the difference between the cash you receive for your FFD shares and your aggregate adjusted tax basis in such FFD shares.

      If you receive cash, do not continue to directly hold any FFD shares, but are related to a person or entity who or which continues to hold FFD shares, you may be treated as owning constructively the FFD shares owned by such related person or entity, which may cause your receipt of cash in exchange for your FFD shares to be treated (i) first, as ordinary taxable dividend income to the extent of your ratable share of FFD's undistributed earnings and profits, (ii) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your FFD shares, and (iii) then, the remainder as capital gain. If you are related to a person or entity who or which will continue to hold FFD shares after the Stock Splits, you should consult with your own tax advisor to determine your particular tax consequences.

      Capital Gain and Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

      Special Rate for Certain Dividends. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Stock Splits that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder; (ii) you have held the FFD shares with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.

      Backup Withholding. Holders of FFD shares will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each holder of FFD shares to deliver such information when the share certificates are surrendered following the Effective Date of the Stock Splits. Failure to provide such information may result in backup withholding.

      As explained above, the amounts paid to you as a result of the Stock Splits may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.

Unavailability of Appraisal or Dissenters' Rights

      No appraisal or dissenters' rights are available under Ohio law or under FFD's Articles or Regulations to holders of FFD shares who vote against the Stock Splits. Other rights or actions may exist under Ohio law or federal and state securities laws for shareholders who can demonstrate that they have been damaged by the Stock Splits.

Share Certificates

      We have appointed the Transfer Agent to act as exchange agent to carry out the exchange of share certificates. On the Effective Date, all share certificates evidencing ownership of FFD shares held by Cashed Out Holders will be cancelled without further action by either the Cashed Out Holders or FFD and such certificates, will represent only the right to receive cash in the amount of $19.00 per FFD share upon their surrender.

      In connection with the Stock Splits, FFD shares will be assigned a new CUSIP number. As a result, the share certificates held by Continuing Holders will be exchanged for new certificates bearing the new CUSIP number. After the Effective Date, share certificates held by Continuing Holders will represent only the right to receive a new share certificate for the same number of shares bearing the new CUSIP number.

      The Transfer Agent will furnish you with the necessary materials and instructions to surrender your FFD share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how certificates are to be surrendered for either cash or a new certificate. You must complete and sign the letter of transmittal and return it with your certificate(s) to the Transfer Agent as instructed before you can receive either the cash payment or new certificate, as applicable, to which you are entitled. Do not send your certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions therein.

      No service charges will be payable by Cashed Out Holders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares.

Termination of Stock Splits

      Although we are requesting your approval of the Stock Splits, the Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote thereon. Although the Board presently believes that the Stock Splits are in FFD's best interests and has recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that factual circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the Stock Splits at that time. Such reasons include, among other things:

      o Any change in the nature of the FFD's shareholdings which would result in us being unable to reduce the number of record holders of FFD shares to below 300 as a result of the Stock Splits;

      o Any change in the number of our record holders that would enable us to deregister the FFD shares under the Exchange Act without effecting the Stock Splits;

      o Any change in the number of FFD shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost and expense of the Stock Splits from what is currently anticipated; or

      o Any adverse change in our financial condition that would render the Stock Splits inadvisable.

      If the Board decides to withdraw the Stock Splits from the agenda of the Special Meeting, the Board will promptly notify our shareholders of the decision by mail and by announcement at the Special Meeting.

Escheat Laws

      The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed Out Holders who do not return their share certificates and request payment of the Cash Out Price generally will have a period of years from the Effective Date in which to claim the cash payment to which they are entitled. For example, with respect to Cashed Out Holders whose last known addresses, as shown by the records of FFD, are in Ohio the period is five years. Following the expiration of that five-year period, the relevant provisions of the Ohio Revised Code would cause the cash payments to escheat to the State of Ohio. For Cashed Out Holders who reside in other states or whose last known addresses, as shown by the records of FFD, are in states other than Ohio, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or
(ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If FFD does not have a valid address for a Cashed Out Holder, then the unclaimed cash payment would be turned over to the State of Ohio, FFD's state of incorporation, in accordance with its escheat laws.

Regulatory Approvals

      FFD is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal and state securities laws and Ohio corporate laws.

                           OPINION OF KELLER & COMPANY

      The Board retained Keller & Company to provide the Fairness Opinion. The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, the Cash Out Price to be paid to Cashed Out Holders pursuant to the Stock Splits is fair from a financial point of view as of May 10, 2005. Keller & Company presented to the Board a summary of the analyses described below.

      The Fairness Opinion was prepared for use by the Board and was directed only to the fairness from a financial point of view, as of the date thereof, of the Cash Out Price. The Board requested Keller & Company advise them on a fair price to be paid per share to Cashed Out Holders in the Stock Splits that would be fair to both the Cashed Out Holders and the Continuing Holders. Keller & Company was not involved in structuring the Stock Splits and its opinion does not compare the relative merits of the Stock Splits with those of any other transaction or business strategy which were or might have been available to or considered by the Board as alternatives to the Stock Splits and does not address the underlying business decision by the Board to proceed with or effect the Stock Splits. The Fairness Opinion is solely for the information of, and directed to, the Board in its evaluation of the Stock Splits and is not to be relied upon by any shareholder of FFD or any other person or entity. The Fairness Opinion does not constitute a recommendation to the Board as to how it should vote on the Stock Splits or to any shareholder as to how such shareholder should vote at the Special Meeting. In furnishing the Fairness Opinion, Keller & Company did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act nor did it admit that its opinion serves as a report or valuation within the meaning of the Securities Act.

      The full text of the Fairness Opinion is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. The Fairness Opinion is also available for inspection and copying at FFD's principal executive offices located at 321 North Wooster Avenue, Dover, Ohio 44622. The summary of the Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Fairness Opinion. Shareholders are urged to read the Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review by Keller & Company in connection with the Fairness Opinion.

      Keller & Company is a recognized financial institutions consulting firm that has substantial experience in the financial institutions industry. As part of its business, Keller & Company is regularly engaged in the valuation of businesses and securities, particularly those of financial institutions and financial institution holding companies, in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes.

      The Board selected Keller & Company based upon FFD's past experiences with Keller & Company and Keller & Company's positive reputation in the financial institutions industry, and did not interview any other financial advisors. Keller & Company has served as consultant to FFD in the past, assisting FFD in several projects, including the completion of FFD's conversion appraisal in April 1996 and the preparation of FFD's three-year business plan filed at the same time. During the past two years, Keller & Company has not provided any services to FFD and has not received any fees.


      In rendering the Fairness Opinion, Keller & Company reviewed the terms of the Stock Splits and also reviewed financial and other information that was publicly available, and FFD's results of operations for the quarter ended March 31, 2005, which were not then available to the public. Keller & Company also reviewed certain publicly available operational, financial and stock market data relating to selected public companies and conducted other financial studies, analyses and investigations as Keller & Company deemed necessary or appropriate for purposes of rendering the Fairness Opinion, as more fully set forth therein. No limitations were imposed by the Board of FFD upon Keller & Company with respect to the investigations made or procedures followed by it in rendering its opinion.

      Keller & Company assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available, supplied or otherwise communicated to it by or on behalf of FFD. Keller & Company further relied upon the assurances of FFD's management that they are unaware of any facts that would make the information provided to it incomplete or misleading.

      Keller & Company was not requested to make, and did not make, an independent evaluation or appraisal of the assets, properties, facilities or liabilities of FFD, and was not furnished with any such appraisals or evaluations. Keller & Company's opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to Keller & Company on the date of the Fairness Opinion. Subsequent developments may affect the conclusions reached in the Fairness Opinion, and Keller & Company has no obligation to update, revise or reaffirm the Fairness Opinion.

      In preparing the Fairness Opinion, Keller & Company conducted the following two principal analyses: (i) a comparison of FFD with certain publicly-traded companies deemed comparable to FFD, and (ii) a review of the historical and current market performance of the FFD shares on NASDAQ.

      Keller & Company discussed FFD's current financial position and recent earnings performance with senior management and discussed and reviewed local economic conditions and growth trends. Keller & Company considered historical pricing quotations for FFD and trading activity in FFD shares and identified a comparable group of publicly traded thrift institutions based on asset size, geographic location and financial characteristics that were similar to FFD. Keller & Company assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or furnished to it, and did not verify the accuracy of completeness of this information.

      No company used in any analysis as a comparison is identical to FFD, and they all differ in various ways. As a result, Keller & Company applied its experience and professional judgment in making such analyses. Accordingly, an analysis of the results is not totally mathematical; rather it involves complex considerations and judgments concerning differences in financial characteristics, performance characteristics and trading value of the comparable companies to which FFD is being compared. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. In arriving at the Fairness Opinion, Keller & Company considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Keller & Company believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Keller & Company may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, therefore the range of valuations resulting from any particular analysis described above should not be taken to be Keller & Company's view of the actual value of FFD.

      The following is a summary of the material financial analyses performed by Keller & Company in connection with the preparation of the Fairness Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Keller & Company employed in reaching its conclusions. The order of analyses described does not represent relative importance or weight given to those analyses by Keller & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Keller & Company's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 10, 2005, and is not necessarily indicative of current market conditions.

Public Comparables Analysis

      Keller & Company reviewed and compared selected financial and stock market information, ratios and multiples of FFD to corresponding financial and stock market information, ratios and multiples for a group of ten selected publicly-traded Midwest thrift institutions or thrift holding companies with assets of $190.0 million or less and average assets of $146.9 million, compared to $139.7 million in assets for FFD. The analysis included a comparison of such key financial ratios as return on average assets, return on average equity, and equity to assets, and such key pricing ratios as price relative to book value, latest twelve months earnings and assets. The comparable group had an average return on assets of 0.63%, compared to 0.50% for FFD and an average equity to assets ratio of 11.45%, compared to 12.20% for FFD. The list of comparable group institutions is set forth below:

      AMB Financial Corp. - Indiana                        Midland Capital Holdings Corp. - Illinois

      City Savings Financial Corp. - Indiana               PFS Bancorp, Inc. - Indiana

      Community Investors Bancorp - Ohio                   Peoples Ohio Financial - Ohio

      Home City Financial Corp. - Ohio                     Peoples-Sidney Financial Corp. - Ohio

      Logansport Financial Corp. - Indiana                 Third Century Bancorp - Indiana

      The key pricing ratios for the comparable group, all Ohio publicly-traded thrifts and all publicly-traded Midwest thrifts, are shown in the following table:

                                                        Pricing Ratios
      Trading Group                            Price to Book     Price to Earnings   Price to Assets
      -------------                            -------------     -----------------   ---------------
      Comparable Group                             107.58%            18.0X               12.38%

      Publicly-Traded Ohio Thrifts (1)             123.58%            20.8X               14.22%

      Publicly-Traded Midwest Thrifts (1)          122.95%            20.6X               12.47%

---------------------

      (1) The pricing ratios include the effects of any pending merger/acquisition transactions.

      The Cash Out Price represents a price to book ratio of 132.50%, a price to earnings multiple of 28.79 and a price to asset ratio of 16.16%, with all of these in excess of the comparable group, all publicly-traded Ohio thrifts and all publicly-traded Midwest thrifts. FFD's pricing ratios are based on its financial statements for the quarter ended March 31, 2005.

      Keller & Company considered the comparable group comparison and analysis as the most appropriate basis for evaluating the fairness from a financial point of view of the Cash Out Price. Keller & Company reviewed the pricing ratios for the comparable group relative to FFD's corresponding ratios based on both the Cash Out Price and the trading price for the FFD shares on May 10, 2005.

Review of FFD Market Performance

      Keller & Company reviewed the trading prices of the FFD shares for the period of January 1, 2004, through May 10, 2005, as quoted by NASDAQ. The following table sets forth the high and low closing prices for the FFD shares for (i) each quarter of the calendar year ended December 31, 2004, (ii) the quarter ended March 31, 2005, and (iii) May 10, 2005 .

          Quarter Ended            High Close                Low Close
          -------------            ----------                ---------

         March 31, 2004             $15.50                     $13.64
         June 30, 2004              $15.65                     $13.00
         September 30, 2004         $15.91                     $13.10
         December 31, 2004          $15.81                     $13.25
         March 31, 2005             $16.63                     $15.84

          Latest Price           Closing Price
          ------------           -------------

         May 10, 2005               $14.90

      The pricing for FFD shares indicated a stable trend over the four quarters of 2004, followed by a slight rise in the first quarter of 2005, with a declining trend from March 31, 2005 through May 10, 2005. The Cash Out Price of $19.00 per share represents premiums of 27.52% above FFD's trading price on May 10, 2005, of $14.90, and 28.64% above the average trading price of FFD shares for the 15 days prior to and including May 10, 2005, of $14.77. The pricing trend for FFD shares combined with the price of the FFD shares on May 10, 2005, indicate the fairness of the Cash Out Price of $19.00, which reflects a premium of 27.51% over the closing price of the FFD shares on May 10, 2005.

Conclusion

      Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, Keller & Company is of the opinion that, as of the date of the Fairness Opinion, the Cash Out Price of $19.00 per Common Share to be paid by FFD in lieu of issuing fractional shares in connection with the Stock Splits is fair, from a financial point of view, to the Cashed Out Holders and Continuing Holders.

Engagement of Keller & Company

      FFD has agreed to pay Keller & Company a fee of $3,500 and to reimburse Keller & Company for its reasonable out-of-pocket expenses related to its engagement, whether or not the Stock Splits are consummated. No compensation received or to be received by Keller & Company is based on or is contingent on the results of Keller & Company's engagement. There are no other current arrangements to compensate Keller & Company, its affiliates or unaffiliated representatives for any services rendered to FFD, its executive officers, directors or affiliates. Keller & Company has not previously provided financial institution consulting services to FFD or First Federal Community Bank in the past two years. None of Keller & Company's employees who worked on the engagement has any known financial interests in the assets or equity of FFD or the outcome of the engagement.

                         MEETING AND VOTING INFORMATION

      Each properly executed proxy received prior to the Special Meeting and not revoked will be voted as directed by the shareholder or, in the absence of specific instructions to the contrary, will be voted "FOR" the approval of the Stock Splits.

Time and Place

      The Special Meeting will be held on ___________, 2005, at ___:___ __.m., local time, at the Toland-Herzig Monarch Center, 831 Boulevard, Dover, Ohio 44622.

Revoking Your Proxy

      Without affecting any vote previously taken, you may revoke your proxy by either (i) submitting a later dated proxy or a written revocation which is received by FFD before the proxy is exercised or (ii) by attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised. Attending the Special Meeting will not, by itself, revoke a proxy.

Record Date


      Only FFD shareholders of record at the close of business on the Record Date are entitled to vote at the Special Meeting. Each shareholder will be entitled to cast one vote for each FFD share then owned. According to FFD's records, as of the Record Date there were [1,189,977] votes entitled to be cast at the Special Meeting.


Quorum and Required Vote

      The presence at the Special Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding FFD shares as of the Record Date is necessary to establish a quorum to conduct business at the Special Meeting.

      Each FFD shareholder is entitled to cast one vote for each FFD share owned on the Record Date. Under Ohio law and FFD's Articles and Regulations, the affirmative vote of at least a majority, or [594,989], of the issued and outstanding FFD shares as of the Record Date is necessary to approve the Stock Splits. The executive officers and directors of FFD together own 159,318, or approximately [13.38%], of the FFD shares entitled to vote at the Special Meeting and, if they exercised all of their presently exercisable options before the Record Date, would own 198,402, or [16.13]%, of the FFD shares entitled to vote at the meeting. Our executive officers and directors have indicated they will vote in favor of the Stock Splits.


      Shareholders holding FFD shares in "street name" should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. The proposal to approve the Stock Splits is a "non-discretionary" item, meaning that nominees cannot vote FFD shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as "broker non-votes."

      Broker non-votes and abstentions are counted toward the establishment of a quorum for the Special Meeting. However, because the affirmative vote of a majority of the outstanding FFD shares is necessary to approve the Stock Splits, broker non-votes and abstentions will have the same effect as a vote "AGAINST" the proposal to approve the Stock Splits. The Board urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed postage prepaid envelope so that a quorum can be assured for the Special Meeting and your FFD shares can be voted as you wish.

Solicitation and Costs

      The enclosed proxy is solicited on behalf of the Board. The company has engaged The Altman Group to assist in the solicitation of proxies for the Special Meeting at a fee of approximately $5,500, plus reimbursement of all out of pocket expenses. In addition, proxies may be solicited by the directors, officers and other employees of FFD and First Federal, in person or by telephone, telegraph, mail, facsimile or electronic mail only for use at the Special Meeting. FFD will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board's solicitation of proxies for the Special Meeting. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding FFD shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such FFD shares, and we will reimburse them for their reasonable expenses.

      We estimate that the repurchase of fractional FFD shares from Cashed Out Holders in connection with the Stock Splits will cost approximately $1.48 million. We intend to finance the Stock Splits by using cash on hand.

      The following is an estimate of the expenses we expect to incur in connection with the Stock Splits and the solicitation of proxies for the Special Meeting. Final expenses may be higher or lower than the estimates shown below.

       Item                                                  Approximate Cost
       ----                                                  ----------------

       Legal fees                                                 $35,000
       Keller & Company fees                                        3,500
       Accounting fees                                              2,000
       Filing fees                                                  1,000
       Proxy solicitor fees                                         6,000
       Printing, mailing and other costs                            8,000
                                                                  -------

       Total                                                      $55,500
                                                                  =======

      Based upon our estimated cost savings as a result of deregistering the FFD shares, we expect to recoup these expenses in less than one year.

                              INFORMATION ABOUT FFD

Business of FFD and First Federal

      FFD is a savings and loan holding company which owns all of the common shares issued by First Federal upon its conversion from a mutual savings bank to a stock savings bank in April 1996.

      First Federal has conducted business in Tuscarawas County, Ohio since it was incorporated in 1898 as an Ohio savings and loan association under the name "Dover Building & Loan Company." First Federal obtained a federal savings and loan charter in 1937 under the name "First Federal Savings & Loan Association." In 1983, First Federal changed its charter to a federal savings bank charter, at which time the name "First Federal Savings Bank of Dover" was adopted. In August 2001 First Federal adopted its present name.

      First Federal's business involves attracting deposits from individual and business customers and using such deposits to originate loans to individuals and businesses in its market area consisting of Tuscarawas and contiguous counties in Ohio. First Federal provides deposit products including checking, savings, money market, and individual retirement accounts as well as certificates of deposit. First Federal originates residential and home equity loans, construction loans, nonresidential real estate loans, business loans, and consumer loans. Loan funds are obtained primarily from deposits and loan repayments. First Federal also invests in U.S. Government agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities and other investments permitted by applicable law.

      FFD is subject to regulation and examination by the OTS and the SEC. First Federal is subject to supervision and regulation by the OTS and the FDIC.

      FFD's principal offices are located at 321 North Wooster Avenue, Dover, Ohio 44622, and FFD's phone number at that address is (330) 364-7777.

Management of FFD

      Board of Directors. There are five members of FFD's Board of Directors. Information regarding FFD's current directors is set forth below.

      o Richard A. Brinkman, Jr., age 50, is the Chief Executive Officer of Tuscarawas County AAA, a position he has held since 1993. Mr. Brinkman is also the Chairman of the Ohio Conference of AAA Clubs, Vice Chair of the Tuscarawas County Port Authority and is involved in several other community and civic organizations.

      o Stephen G. Clinton, age 52, is President and a director of Capital Market Securities, Inc., a brokerage firm located in Kent, Ohio and until 2004 served as Vice President of Young & Associates, a financial institution consulting and capital markets firm also located in Kent. Prior to joining Capital Market Securities in 2001, Mr. Clinton was a principal of Tucker Anthony Capital Markets, an investment banking firm headquartered in Boston, Massachusetts, providing assistance to financial institutions in their implementation of capital strategies, and the President of National Capital Companies, LLC, an investment banking firm.

      o Leonard L. Gundy, age 55, is President of Benchmark Construction, Inc. located in New Philadelphia, Ohio. Mr. Gundy has served as President of Benchmark, formerly Gundy Construction, Inc., since 1967.

      o Enos L. Loader, age 67, was employed by Bank One Dover N.A. for 38 years, retiring in 1998 as Executive Vice President and Chief Operating Officer. He currently provides business financial consulting to several firms.

      o Robert D. Sensel, age 60, has been President, Chief Executive Officer and a director of Dover Hydraulics, Inc., Dover, Ohio, since 1984. Dover Hydraulics is involved in the manufacture, repair and distribution of hydraulic cylinders and components for the steel, construction and mining industries.

      The Board has determined that, except for Mr. Gundy, each director is an "independent director" under applicable NASDAQ rules.

      Executive Officers. The following persons are executive officers of FFD and First Federal:

      o Trent B. Troyer, age 42, has served as the President and Chief Executive Officer of FFD and First Federal since October 2000. From March 1997 to October 2000, Mr. Troyer was employed by First Federal as Senior Vice President of Commercial Lending.

      o Robert R. Gerber, age 55, has served as Vice President, Treasurer and Chief Financial Officer of FFD and First Federal since October 2000. Mr. Gerber served as President of FFD and First Federal from 1996 until October 2000.

      o Scott C. Finnell, age 35, has served as Executive Vice President of FFD and First Federal since November 2000. From 1998 until joining FFD and First Federal, Mr. Finnell was employed by Bank One, N.A. as Vice President, Commercial Lending.

      o Sally K. O'Donnell, age 50, is the Secretary of both FFD and First Federal and is Senior Vice President of Retail Lending of First Federal. From 1998 until joining FFD and First Federal in April 2003, Ms. O'Donnell was the President of the Dover Market and District Manager of Retail Lending with Bank One, N.A. Ms. O'Donnell was named Secretary of FFD and First Federal in October 2004.

      Each director and executive officer may be contacted at FFD's address at 321 North Wooster Avenue, Dover, Ohio 44622, and the phone number at that address is (330) 364-7777.

      To FFD's knowledge, none of FFD's executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

      Each of FFD's executive officers and directors is a citizen of the United States of America.

Interest of Certain Persons in Matters to be Acted Upon


      Information regarding FFD shares beneficially owned by the executive officers and directors of FFD and First Federal is set forth in the table below. The Stock Splits will not impact affiliated holders of FFD shares differently from unaffiliated holders of FFD shares on the basis of affiliate status. The executive officers and directors of FFD and First Federal will receive no extra or special benefit not shared on a pro rata basis by all other holders of FFD shares. If the Stock Splits are implemented, the executive officers and directors of FFD and First Federal will each experience an increase of approximately 7% in their percentage ownership of FFD shares, the same as every other Continuing Holder. Please see the sections entitled "Special Factors - Fairness of the Stock Splits."


      Share Ownership of Directors and Executive Officers. The following table provides certain information regarding the number of FFD shares beneficially owned by FFD's directors and executive officers as of ________________, 2005, and the anticipated ownership percentage of such persons after the Stock Splits:


                                                        Percent of             Percent of
                                                  outstanding FFD shares     outstanding FFD
                                  Number of               before              shares after
Name (1)                       FFD shares (2)        Stock Splits (3)       Stock Splits (4)
--------                       --------------        ----------------       ----------------
Richard A. Brinkman, Jr.             2,000 (5)             0.17                     0.18
Stephen G. Clinton                  35,705 (6)             2.98                     3.19
Leonard L. Gundy                     5,010 (7)             0.42                     0.45
Enos L. Loader                      27,741 (8)             2.31                     2.47
Robert D. Sensel                    32,500 (9)             2.73                     2.92
Trent B. Troyer                     33,475 (10)            2.80                     3.00
All directors and executive
    officers of FFD as a
    group (9 persons)              198,402 (11)          [16.13]                  [17.23]


----------------------

(1) Each of the persons listed on this table may be contacted at FFD's address at 321 North Wooster Avenue, Dover, Ohio 44622.

(2) All shares are directly owned with sole voting or investment power unless otherwise indicated.

(3) Assumes a total of 1,189,977 FFD shares outstanding before the Stock Splits, plus the number of shares the person or group has the right to acquire within 60 days.

(4) Assumes a total of 1,111,977 FFD shares outstanding after the Stock Splits, plus the number of shares the person or group has the right to acquire within 60 days.


(5) Includes 1,000 shares as to which Mr. Brinkman has shared voting and investment power as trustee.

(6) Includes 8,945 shares that may be acquired upon the exercise of options awarded under the 1996 Plan, 14,117 shares as to which Mr. Clinton has shared voting power as trustee of the First Federal Community Bank Recognition and Retention Plan (the "RRP") and 1,850 shares held jointly with his spouse.


(Footnotes continued on next page)


(7) Includes 3,578 shares that may be acquired upon the exercise of options awarded under the Director Plan.

(8) Includes 8,945 shares that may be acquired upon the exercise of options awarded under the 1996 Plan, 14,117 shares as to which Mr. Loader has shared voting power as trustee of the RRP and 1,000 shares held jointly with his spouse.

(9)   Includes 10,000 shares held by Mr. Sensel's spouse.

(10) Includes 4,952 shares that may be acquired upon the exercise of options awarded under the Option Plan, 14,117 shares as to which Mr. Troyer has shared voting power as trustee of the RRP and 13,384 shares held in the ESOP.

(11) Includes 39,804 shares that may be acquired upon the exercise of options awarded under the 1996 Plan, including 2,527 options that are expected to vest in the next 60 days and 39,161 shares held in the ESOP. The 14,117 shares as to which Messrs. Clinton, Loader and Troyer have shared voting power as Trustees of the RRP are counted only once.

      [The directors and executive officers of FFD have not engaged in any transactions involving FFD shares in the past 60 days.]

      Owners of 5% or More of the FFD Shares. The following table sets forth certain information regarding the only persons known to FFD to beneficially own more than five percent of the outstanding FFD shares as of ___________, 2005, and their anticipated ownership percentage after the Stock Splits:

                                                         Percent of FFD             Percent of FFD
                                        Number of      shares outstanding         shares outstanding
Name and address                       FFD shares    before Stock Splits(1)     after Stock Splits(2)
----------------                       ----------    -----------------------    ------------------
FFD Financial Corporation              133,933 (3)             11.27                      12.06
   Employee Stock Ownership Plan
First Bankers Trust Services, Inc.
1201 Broadway
Quincy, Illinois 62301

------------------

(1)   Assumes a total of 1,189,977 FFD shares outstanding before the Stock
      Splits.

(2)   Assumes a total of 1,111,977 FFD shares outstanding after the Stock
      Splits.


(3) Includes 26,354 unallocated shares as to which First Bankers Trust Services, Inc. (the "ESOP Trustee") has sole voting power. The ESOP Trustee also has voting power over shares that have been allocated to the account of a participant but as to which no voting instructions are given by the participant. The ESOP Trustee has limited investment power over all 133,933 shares.

Certain Transactions

      First Federal makes loans to executive officers and directors of FFD and First Federal in the ordinary course of business. All amounts owed by directors or executive officers in excess of $60,000 during the last two fiscal years were owed pursuant to loans made on substantially the same terms as those prevailing at the time for comparable transactions with other persons, did not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments.

Market Price and Dividend Information

      FFD shares are currently traded on NASDAQ under the symbol "FFDF." The following table sets lists the high and low closing prices and dividend information for the periods indicated. The last sale of FFD shares reported on NASDAQ on ____________, 2005 was $_______. Prices in the table do not reflect any retail mark-ups or mark-downs or commissions.

                                                          Cash Dividends
    Quarter Ended               High Close    Low Close      Declared
    -------------               ----------    ---------      --------

    Fiscal 2005
       September 30, 2004        $16.27       $13.40            $.105
       December 31, 2004         $16.04       $13.55            $.11
       March 31, 2005            $16.75       $14.95            $.11

    Fiscal 2004
       September 30, 2003        $15.32       $13.25            $.10
       December 31, 2003         $15.30       $14.59            $.105
       March 31, 2004            $15.50       $13.64            $.105
       June 30, 2004             $15.65       $13.00            $.105

    Fiscal 2003
       September 30, 2002        $14.00       $11.50            $.095
       December 31, 2002         $13.25       $10.00            $.10
       March 31, 2003            $14.50       $11.20            $.10
       June 30, 2003             $14.50       $11.44            $.10

      Dividends are paid only when declared by the Board, in its sole discretion, based on FFD's financial condition, results of operation, market conditions and such other factors as it may deem appropriate.

      If the Stock Splits are completed and we deregister our shares, FFD shares will no longer be quoted on NASDAQ or be eligible to be traded on any exchange or automated quotation service operated by a national securities association, and trades in FFD shares will only be possible through privately negotiated transactions, in the Pink Sheets(R) or on the OTCBB.

FFD Share Repurchase Information

      The following table provides information regarding repurchases of FFD shares by FFD during the periods indicated.

                             Number        Price Range          Weighted Average
Quarter Ended              Repurchased   High         Low       Price Per Share
-------------              -----------   ----         ---       ---------------


Fiscal 2005
   September 30, 2004         8,945     $15.95       $14.10           $14.75
   December 31, 2004          9,800     $14.46       $14.16           $14.16
   March 31, 2005             6,644     $16.42       $16.00           $16.08
   Through ______, 2005           0        N/A          N/A              N/A


Fiscal 2004
   September 30, 2003             0        N/A          N/A              N/A
   December 31, 2003          9,733     $15.19       $15.07           $15.14
   March 31, 2004             8,744     $15.06       $15.00           $15.03
   June 30, 2004             34,892     $15.12       $14.02           $14.03

Fiscal 2003
   September 30, 2002        12,600     $12.75       $12.50           $12.61
   December 31, 2002            703     $11.99       $11.99           $11.99
   March 31, 2003             5,500     $13.57       $13.57           $13.57
   June 30, 2003             10,000     $13.81       $13.81           $13.81


      Set forth below is additional information regarding the specific purchases included in the quarterly information in the table above. All of these repurchases were made at market prices on the date of the repurchase.

Date of Repurchase         Number Repurchased          Price Per Share
------------------         ------------------          ---------------

January 11, 2005                   38                        $16.42
January 11, 2005                1,499                        $16.31
January 3, 2005                   902                        $16.00
January 3, 2005                 4,205                        $16.01
November 9, 2004                9,800                        $14.16
August 6, 2004                  3,147                        $15.95
July 23, 2004                   5,798                        $14.10
May 28, 2004                   34,500                        $14.02
April 27, 2004                     25                        $14.97
April 27, 2004                    367                        $15.12
March 2, 2004                   3,000                        $15.00
February 20, 2004                 744                        $15.00
February 4, 2004                5,000                        $15.06
December 15, 2003               4,233                        $15.07
December 5, 2003                5,500                        $15.19
May 30, 2003                   10,000                        $13.81
March 6, 2003                   5,500                        $13.57
October 16, 2002                  703                        $11.99
September 10, 2002              5,500                        $12.75
September 10, 2002              7,100                        $12.50

                              FINANCIAL INFORMATION

Summary Historical Financial Information

      The following summary consolidated financial information was derived from FFD's audited consolidated financial statements as of and for each of the years ended June 30, 2004 and 2003, and from unaudited consolidated interim financial statements as of and for the nine months ended March 31, 2005 and 2004. In the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the financial position and results of operation have been included. The statement of operations data for the nine months ended March 31, 2005 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled "Incorporation of Certain Documents by Reference."

                                                     Nine Months Ended                        Year Ended
                                                          March 31,                             June 30,
                                                     -----------------                        ----------
                                                     2005           2004           2004           2003           2002
                                                              (Dollars in thousands, except per share data)
Results of Operations
  Interest income                                  $  5,110       $  4,805       $  6,360       $  6,758       $  8,005
  Interest expense                                    1,796          1,899          2,487          2,966          3,893
                                                   --------       --------       --------       --------       --------
    Net interest income                               3,314          2,906          3,873          3,792          4,112
  Provision for loan losses                              11             --             25            131            150
                                                   --------       --------       --------       --------       --------
    Net interest income after provision
     for loan losses                                  3,303          2,906          3,848          3,661          3,962
  Noninterest income                                    443            466            616          1,038            536
  Noninterest expenses                                2,789          2,565          3,423          3,133          2,812
                                                   --------       --------       --------       --------       --------
    Income before taxes                                 957            807          1,041          1,566          1,686
  Income tax expense                                    325            274            354            534            573
                                                   --------       --------       --------       --------       --------
    Net income                                     $    632       $    533       $    687       $  1,032       $  1,113
                                                   ========       ========       ========       ========       ========

Financial Condition
  Total assets                                     $139,705       $136,603       $135,892       $136,408       $130,303
  Total deposits                                    109,312        103,503        105,446        104,351         95,542
  Net loans                                         122,451        114,122        114,505        115,966        107,055
  Shareholders' equity                               17,038         17,119         16,738         16,918         16,541
  Average assets                                    137,681        136,975        136,758        133,715        131,976
  Average shareholders' equity                       16,880         17,022         16,965         16,713         16,497

Key Financial Ratios
  Return on average assets                             0.61%          0.52%          0.50%          0.77%          0.84%
  Return on average equity                             4.99           4.17           4.05           6.17           6.75
  Dividends paid as a percent
   of net income                                      59.09          67.39          70.34          44.89          39.89

Per Share Data
  Net income, basic                                $   0.55       $   0.46       $   0.59       $   0.88       $   0.94
  Net income, diluted                              $   0.54       $   0.45       $   0.58       $   0.86       $   0.92
  Cash dividends declared                          $   0.33       $   0.31       $   0.42       $   0.40       $   0.38
  Book value                                       $  14.34       $  14.18       $  14.21       $  14.04       $  13.48

      FFD's book value per share, as set forth above, has been derived from financial statements prepared by FFD's management relating to the fiscal periods set forth above. As required by Exchange Act Rule 13a-14(a), FFD's Chief Executive Officer and Chief Financial Officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects the financial condition, results of operation and cash flows of FFD as of, and for, the periods presented in such periodic reports.

Pro Forma Financial Information

      We do not expect the Stock Splits or our use of approximately $1.54 million to complete the Stock Splits (which includes payments to be made to Cashed Out Holders and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. Please see the section entitled "Meeting and Voting Information - Solicitation and Costs." We expect to finance the Stock Splits with cash and cash equivalents on hand.

      If the Stock Splits are completed, Cashed Out Holders will receive cash in the amount of $19.00 per FFD share held immediately prior to the Stock Splits. The repurchase of the fractional FFD shares resulting from the Stock Splits is estimated to cost approximately $1.48 million and would reduce the number of record holders of FFD shares from approximately 616 to approximately 217.

      We expect that, as a result of the Stock Splits and the cashing out of fractional FFD shares held by the Cashed Out Holders:

            o Our aggregate shareholders' equity will change from approximately $17,038,000 (as of March 31, 2005) to approximately $15,507,000; and

            o Book value per FFD share would change from $14.35 to $13.96, assuming the cash out of fractional FFD shares had occurred on March 31, 2005.

      The following pro forma consolidated information has been derived from FFD's financial statements. The financial statements for the year ended June 30, 2004, have been audited by independent registered public accountants. The financial statements for the quarterly periods ended March 31, 2005 and 2004 are unaudited. In the opinion of FFD's management, these quarterly financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of these quarters.

      The pro forma consolidated financial statements have been prepared based upon the assumption that the Stock Splits were completed effective the first day of the period presented for the income statement and as of the date of the balance sheet, and all fractional FFD shares under one whole share are repurchased. These pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred had the Stock Splits actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period. Based on information from various external sources, FFD believes that approximately 78,000 FFD shares will be repurchased at $19.00 per share for a total purchase price of approximately $1.48 million.

      The pro forma results are not indicative of future results because FFD's public reporting costs for the periods presented include only the historic public reporting costs and do not include anticipated future costs. Further, these results exclude $173,000 in estimated annual cost savings due to no longer being an Exchange Act reporting company.

      The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled "Incorporation of Certain Documents by Reference."

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                        Nine Months Ended March 31, 2005
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

                                                                                Pro-Forma
                                                                   Historical  Adjustments   Pro-Forma
Interest income
  Loans                                                               $4,817          --       $4,817
  Mortgage-backed securities                                              28          --           28
  Investment securities, interest-bearing deposits and other (1)         265         (19)         246
                                                                      ------      ------       ------

Total interest income                                                  5,110         (19)       5,091
Interest expense
  Deposits                                                             1,371          --        1,371
  Borrowings                                                             425          --          425
                                                                      ------      ------       ------
Total interest expense                                                 1,796          --        1,796
                                                                      ------      ------       ------

Net interest income                                                    3,314         (19)       3,295
                                                                      ------      ------       ------

Provision for losses on loans                                             11          --           11
                                                                      ------      ------       ------
Net interest income after provision
  for losses on loans                                                  3,303         (19)       3,284

Other income
  Gain on sale of loans                                                  193          --          193
  Other operating                                                        250          --          250
                                                                      ------      ------       ------
Total other income                                                       443          --          443

General, administrative and other expense
  Employee compensation and benefits                                   1,297          --        1,297
  Occupancy and equipment                                                285          --          285
  Franchise taxes                                                        156          --          156
  Data processing                                                        220          --          220
  Loss on sale of real estate acquired through foreclosure                --          --
  Other operating (2) (4)                                                831          55          886
                                                                      ------      ------       ------

Total general, administrative and other expense                        2,789          55        2,844
                                                                      ------      ------       ------

Earnings before income taxes                                             957         (74)         883
Federal income taxes (3)
  Current                                                                271         (25)         246
  Deferred                                                                54          --           54
                                                                      ------      ------       ------

Total federal income taxes                                               325         (25)         300
                                                                      ------      ------       ------
NET EARNINGS                                                          $  632        ($49)      $  583
EARNINGS PER SHARE
  Basic                                                               $ 0.55                   $ 0.59
                                                                      ======                   ======
  Diluted                                                             $ 0.54                   $ 0.58
                                                                      ======                   ======

(1) Loss of interest income on $1,482,000 of liquid investments utilized to fund Stock Splits. Foregone interest is based on 1.74% per annum return on Federal Home Loan Bank overnight deposits.

(2)   Transaction Costs related to Stock Splits (Estimated at $55,000)

(3)   Federal income tax consequences of Stock Splits at 34% statutory rate.

(4) Does not give effect to annual cost savings estimated at $173,000 on a pre-tax basis.

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                        For the Year Ended June 30, 2004
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

                                                                                Pro-Forma
                                                                   Historical  Adjustments   Pro-Forma
Interest income
  Loans                                                               $6,043          --       $6,043
  Mortgage-backed securities                                              58          --           58
  Investment securities, interest-bearing deposits and other (1)         259         (11)         248
                                                                      ------      ------       ------
Total interest income                                                  6,360         (11)       6,349

Interest expense
  Deposits                                                             1,899          --        1,899
  Borrowings                                                             588          --          588
                                                                      ------      ------       ------
Total interest expense                                                 2,487          --        2,487
                                                                      ------      ------       ------

Net interest income                                                    3,873         (11)       3,862

Provision for losses on loans                                             25          --           25
                                                                      ------      ------       ------

Net interest income after provision
  for losses on loans                                                  3,848         (11)       3,837

Other income
  Gain on sale of loans                                                  354          --          354
  Other operating                                                        269          --          269
                                                                      ------      ------       ------
Total other income                                                       623          --          623

General, administrative and other expense
  Employee compensation and benefits                                   1,537          --        1,537
  Occupancy and equipment                                                391          --          391
  Franchise taxes                                                        210          --          210
  Data processing                                                        285          --          285
  Loss on sale of real estate acquired through foreclosure                 7          --            7
  Other operating (2) (4)                                              1,000          55        1,055
                                                                      ------      ------       ------
Total general, administrative and other expense                        3,430          55        3,485
                                                                      ------      ------       ------

Earnings before income taxes                                           1,041         (66)         975

Federal income taxes (3)
  Current                                                                311         (23)         288
  Deferred                                                                43          --           43
                                                                      ------      ------       ------
Total federal income taxes                                               354         (23)         331
                                                                      ------      ------       ------

NET EARNINGS                                                          $  687        ($43)      $  644
                                                                      ======      ======       ======

EARNINGS PER SHARE
  Basic                                                               $ 0.59                   $ 0.63
                                                                      ======                   ======
  Diluted                                                             $ 0.58                   $ 0.62
                                                                      ======                   ======

(1) Loss of interest income on $1,482,000 of liquid investments utilized to fund Stock Splits. Foregone interest is based on 0.77% per annum return on Federal Home Loan Bank overnight deposits.

(2)   Transaction Costs related to Stock Splits (Estimated at $55,000)

(3)   Federal income tax consequences of Stock Splits at 34% statutory rate.

(4) Does not give effect to annual cost savings estimated at $173,000 on a pre-tax basis.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of March 31, 2005
                                   (Unaudited)
                             (Dollars in thousands)

                                                                                             Pro-Forma
ASSETS                                                                      Historical      Adjustments      Pro-Forma
Cash and due from banks                                                      $   2,219       $      --       $   2,219
Interest-bearing deposits in other financial institutions                        5,807          (1,556)          4,251
                                                                             ---------       ---------       ---------
Cash and cash equivalents                                                        8,026          (1,556)          6,470

Investment securities designated as available for sale - at market               3,424              --           3,424
Mortgage-backed securities designated as available for sale - at market            517              --             517
Mortgage-backed securities held to maturity - at amortized cost, approximate market value of $261 and $411 as of March 31,
  2005 and June 30, 2004, respectively                                             255              --             255
Loans receivable - net                                                         122,451              --         122,451
Loans held for sale - at lower of cost or market                                    --              --              --
Office premises and equipment - at depreciated cost                              2,010              --           2,010
Stock in Federal Home Loan Bank - at cost                                        2,114              --           2,114
Accrued interest receivable                                                        422              --             422
Prepaid expenses and other assets                                                  242              --             242
Prepaid federal income taxes                                                       244              25             269
                                                                             ---------       ---------       ---------

Total assets                                                                 $ 139,705       ($  1,531)      $ 138,174
                                                                             =========       =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                     $ 109,312              --       $ 109,312
Advances from the Federal Home Loan Bank                                        12,484              --          12,484
Accrued interest payable                                                           118              --             118
Other liabilities                                                                  468              --             468
Deferred federal income taxes                                                      285              --             285
                                                                             ---------       ---------       ---------
Total liabilities                                                              122,667              --         122,667

Commitments                                                                         --              --              --

Shareholders' equity
  Preferred stock - authorized 1,000,000 shares without par
    value; no shares issued                                                         --              --              --
  Common stock - authorized 5,000,000 shares without par or
    stated value; 1,454,750 shares issued                                           --              --              --
  Additional paid-in capital                                                     7,951              --           7,951
Retained earnings - restricted (1)                                              12,630             (49)         12,581
  Accumulated comprehensive loss; unrealized losses on securities
    designated as available for sale, net of related tax benefits               (50.00)             --          (50.00)
  Shares acquired by stock benefit plans                                       (334.00)             --         (334.00)
  Less 266,531 treasury shares at March 31, 2005
  and 344,531 proforma - at cost (2)                                         (3,159.00)         (1,482)      (4,641.00)

Total shareholders' equity                                                      17,038          (1,531)         15,507
                                                                             ---------       ---------       ---------

Total liabilities and shareholders' equity                                   $ 139,705         ($1,531)      $ 138,174
                                                                             =========       =========       =========

(1)   After tax costs of Stock Splits.

(2)   Effects of Stock Splits on Treasury Shares (78,000 shares at $19.00).

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               As of June 30, 2004
                             (Dollars in thousands)

                                                                                           Pro-Forma
ASSETS                                                                      Historical     Adjustments    Pro-Forma
Cash and due from banks                                                      $   1,999       $    --       $   1,999
Interest-bearing deposits in other financial institutions                        8,821        (1,548)          7,273
                                                                             ---------       -------       ---------
Cash and cash equivalents                                                       10,820        (1,548)          9,272

Investment securities designated as available for sale - at market               4,402            --           4,402
Mortgage-backed securities designated as available for sale - at market            630            --             630
Mortgage-backed securities held to maturity - at amortized cost, approximate market value of $261 and $411 as of March 31,
  2005 and June 30, 2004, respectively                                             395            --             395
Loans receivable - net                                                         114,288            --         114,288

Loans held for sale - at lower of cost or market                                   217            --             217
Office premises and equipment - at depreciated cost                              2,028            --           2,028
Stock in Federal Home Loan Bank - at cost                                        2,047            --           2,047
Accrued interest receivable                                                        381            --             381
Prepaid expenses and other assets                                                  275            --             275
Prepaid federal income taxes                                                       409            23             432
                                                                             ---------       -------       ---------

Total assets                                                                 $ 135,892       ($1,525)      $ 134,367
                                                                             =========       =======       =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                     $ 105,446            --       $ 105,446
Advances from the Federal Home Loan Bank                                        12,669            --          12,669
Accrued interest payable                                                            97            --              97
Other liabilities                                                                  719            --             719
Deferred federal income taxes                                                      223            --             223
                                                                             ---------       -------       ---------
Total liabilities                                                              119,154            --         119,154

Commitments                                                                         --            --              --

Shareholders' equity
  Preferred stock - authorized 1,000,000 shares without par
    value; no shares issued                                                         --            --              --
  Common stock - authorized 5,000,000 shares without par or
    stated value; 1,454,750 shares issued                                           --            --              --
  Additional paid-in capital                                                     7,910            --           7,910
  Retained earnings - restricted (1)                                            12,385           (43)         12,342
  Accumulated comprehensive loss; unrealized losses on securities
    designated as available for sale, net of related tax benefits                  (66)           --             (66)
  Shares acquired by stock benefit plans                                          (444)           --            (444)
  Less 266,757 treasury shares at June 30, 2005
  and 344,757 proforma - at cost (2)                                            (3,047)       (1,482)         (4,529)
                                                                             ---------       -------       ---------

Total shareholders' equity                                                      16,738        (1,482)         15,213
                                                                             ---------       -------       ---------

Total liabilities and shareholders' equity                                   $ 135,892       ($1,525)      $ 134,367
                                                                             =========       =======       =========

(1)   After tax costs of Stock Splits.

(2)   Effects of Stock Splits on Treasury Shares (78,000 shares at $19.00).

                              AVAILABLE INFORMATION

      The Stock Splits will constitute a "going-private" transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, FFD has filed the
Schedule 13E-3 which contains additional information about FFD. Copies of the
Schedule 13E-3 are available for inspection and copying at FFD's principal executive offices during regular business hours by any interested shareholder of FFD, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to FFD Financial Corporation, 321 North Wooster Avenue, Dover, Ohio 44622.

      FFD is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's internet address at "www.sec.gov."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement.

      This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC, copies of which are being delivered to you with this Proxy Statement. They contain important information about FFD and its financial condition.

      o     Our Annual Report on Form 10-KSB for the year ended June 30, 2004;
            and

      o     Our Quarterly Report on Form 10-QSB for the quarter ended March 31,
            2005.

      We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the date of the Special Meeting.

      We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to FFD Financial Corporation, 321 North Wooster Avenue, Dover, Ohio 44622.

                   PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS

      Shareholders of FFD desiring to submit proposals to be considered for inclusion in FFD's Proxy Statement and form of Proxy (the "Proxy Materials") for the 2005 Annual Meeting of Shareholders (the "2005 Annual Meeting") must provide their proposals by certain deadlines. To be included in the Proxy Materials, a shareholder proposal must have been received by FFD no later than May 24, 2005. If a shareholder intends to present a proposal at the 2005 Annual Meeting and the proposal was not included in the Proxy Materials, FFD's management proxies for the 2005 Annual Meeting will be entitled to vote on such proposal in their discretion, despite the exclusion of any discussion of the matter in the Proxy Materials, if the proposal is not received by FFD before August 6, 2005.

      The Board is not aware of other matters that are likely to be brought before the Special Meeting. However, in the event that any other matters properly come before the Special Meeting, the persons named in the enclosed Proxy are expected to vote the FFD shares represented thereby on such matters in accordance with their best judgment.

Dated: _________, 2005                By Order of the Board of Directors,


                                      Trent B. Troyer
                                      President and Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                        INVESTMENT AND FINANCIAL ADVISORS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                        (614) 766-1426 (614) 766-1459 FAX
                                  keller@ee.net

May 10, 2005

Board of Directors
FFD Financial Corp.
321 N. Wooster Avenue
Dover, Ohio 44622

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view to the shareholders of FFD Financial Corp. ("FFD"), of the proposed price per share for FFD stock to be paid to shareholders in connection with the Reverse/Forward Stock Split ("Split") as defined below and set forth in the proxy material and to be sent to certain shareholders of record date as of May 10, 2005..

As more fully described in the proxy material to be sent to shareholders, FFD will conduct a Split, resulting in an exchange of one share for each 350 shares of FFD. Any shareholder with less than 350 shares of FFD will receive cash based on a price per share of $19.00. Upon completion of the reverse stock split, FFD will then complete a forward stock split issuing 350 shares of FFD for each current share of FFD.

Keller & Company, Inc. ("Keller"), as part of its bank consulting and advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with the underwritings and distributions of listed and unlisted securities and with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) proxy material; (ii) Annual Reports for the years ended June 30, 2002, 2003, and 2004; (iii) Form 10-Q for the quarters ended September 30, and December 31, 2003 and 2004; (iv) certain publicly-available financial statements of FFD as of December 31, 2003 and 2004, and March 31, 2004 and 2005, and other historical financial information provided by FFD that we deemed relevant; and (v) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We reviewed historical returns and the current and historical market prices and trading volumes of FFD's common stock and the historical and projected earnings and other operating data of FFD and the current and future capitalization of FFD. We considered the current market environment in general and the banking environment in particular as well as the market trend for thrift stocks in 2004 and 2005 to date.

Board of Directors
FFD Financial Corp.
May 10, 2005
Page 2


In arriving at its opinion, Keller considered financial information and trends for FFD, the current market prices of a selected peer group of similar publicly-traded thrift institutions and holding companies, and other groups of publicly-traded thrifts, and the terms, conditions and premiums paid on other similar transactions.

During the completion of our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FFD or any of its subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FFD nor have we reviewed any individual credit files relating to FFD and, we have assumed that the respective allowances for loan losses for FFD is adequate to cover such losses. We have also assumed that there has been no material change in FFD's assets, financial condition, results of operations, business since the date of the most recent financial statements made available to us. Our opinion is necessarily based upon information available to us, and financial, stock, market and other conditions and circumstances existing, as of the date hereof.

The opinion of Keller is directed to the Board of Directors of FFD in connection with its Split and does not constitute a recommendation to any stockholder of FFD as to how a stockholder should vote at any meeting of stockholders called to consider and vote upon the Split. The opinion of Keller is not to be quoted or referred to, in whole or in part, in any proxy material or in any other document, nor shall this opinion be used for any other purposes, without Keller's prior written consent provided; however, that we hereby consent to the inclusion of this opinion as an annex to FFD's proxy material and to the references to this opinion therein.


Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the price per share of $19.00 for FFD stock used in the Split of FFD is fair, from a financial point of view to all FFD shareholders, including unaffiliated shareholders who will be cashed out in the Split and unaffiliated shareholders who will continue to hold FFD stock.


Very truly yours,


/s/ Keller & Company, Inc.

KELLER & COMPANY, INC.

                                    EXHIBIT B
                                    ---------

                                     FORM OF
                               REVERSE STOCK SPLIT
                                    AMENDMENT

      Article FOURTH of the Articles of Incorporation, as amended, of FFD Financial Corporation is hereby amended and replaced in its entirety as follows:

      FOURTH: (A) The authorized shares of the corporation shall be five million (5,000,000), four million (4,000,000) of which shall be common shares, each without par value, and one million (1,000,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the date of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.

      (B) Effective at the date and time this amendment to the Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the "Effective Time"), each three-hundred and fifty (350) of the corporation's common shares then issued and outstanding shall be automatically converted into one fully-paid and non-assessable common share (the "Reverse Stock Split"). In lieu of the issuance of any fractional common shares or scrip that would otherwise result from the Reverse Stock Split to holders who held less than three-hundred and fifty (350) common shares immediately before the Effective Time ("Cashed Out Holders"), each Cashed Out Holder shall be entitled to receive the amount of Nineteen Dollars ($19.00) in cash for each common share held immediately prior to the Effective Time. Upon the completion of the Reverse Stock Split, cashed out holders shall cease to be shareholders of the corporation. Holders who held three-hundred and fifty (350) or more common shares immediately prior to the Effective Time shall be issued fractional common shares. This subsection (B) of this Article FOURTH shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.

      (C) This Article FOURTH shall not change the stated capital or paid-in surplus referable to the common shares, if any.

                                    EXHIBIT C
                                    ---------

                                     FORM OF
                               FORWARD STOCK SPLIT
                                    AMENDMENT

      Article FOURTH of the Articles of Incorporation, as amended, of FFD Financial Corporation is hereby amended and replaced in its entirety as follows:

      FOURTH: (A) The authorized shares of the corporation shall be five million (5,000,000), four million (4,000,000) of which shall be common shares, each without par value, and one million (1,000,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the date of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.

      (B) Effective at the date and time this amendment to the Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the "Effective Time"), each share of the corporation's common shares then issued and outstanding shall be automatically converted into three-hundred and fifty (350) fully paid and non-assessable common shares (the "Forward Stock Split"). This subsection (B) of this Article FOURTH shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.

      (C) This Article FOURTH shall not change the stated capital or paid-in surplus referable to the common shares, if any.

                                                              ------------------
                                                               PRELIMINARY COPY
                                                               ----------------
                                                              ------------------

                                 REVOCABLE PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            FFD FINANCIAL CORPORATION

            FFD FINANCIAL CORPORATION SPECIAL MEETING OF SHAREHOLDERS
                            __________________, 2005

                                    IMPORTANT
                  Please complete both sides of the Proxy Card.
          Sign, date and return the attached Proxy Card in the postage paid envelope as soon as possible. Your vote is important, regardless of the number of shares that you own.

      The undersigned shareholder of FFD Financial Corporation ("FFD") hereby constitutes and appoints _________________ as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Shareholders of FFD to be held at the Toland-Herzig Monarch Center, 831 Boulevard, Dover, Ohio 44622, on _________________, 2005, at ___:___
__.m., local time (the "Special Meeting"), all of the shares of FFD which the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:

1. The amendment of FFD's Articles of Incorporation to effect a 1-for-350 reverse stock split, followed immediately by a 350-for-1 forward stock split of FFD's common shares (collectively, the "Stock Splits"). As a result of the Stock Splits, (a) each shareholder owning fewer than 350 common shares of FFD immediately before the Stock Splits will receive $19.00 in cash, without interest, for each FFD common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of FFD; and (b) each FFD common share held by a shareholder owning 350 or more common shares of FFD immediately prior to the effective time of the Stock Splits will continue to represent one common share of FFD after completion of the Stock Splits.

          |_|   FOR          |_|   AGAINST             |_|   ABSTAIN

2. In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof.

         IMPORTANT: Please sign and date this Proxy on the reverse side.

      Your Board of Directors recommends a vote "FOR" the approval of the amendments to FFD's Articles of Incorporation to effect the Stock Splits.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR the approval of the amendments to FFD's Articles of Incorporation to effect the Stock Splits.

      All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting of Shareholders of FFD and of the accompanying Proxy Statement is hereby acknowledged.

      Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee, guardian or agent, please give your full title. If share are held jointly, each holder should sign.

----------------------------                ------------------------------
Signature                                   Signature

Dated: _______________, 2005                Dated: _________________, 2005

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.